UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

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ALLETE, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLETE, Inc. 30 West Superior Street Duluth, Minnesota 55802
NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS OF ALLETE, INC. ___________________________________________________________________________

Date:	Tuesday, May 10, 2022
Time:	10:30 a.m. CDT
Location:	The Annual Meeting will be conducted solely via live webcast. Please visit: www.proxydocs.com/ALE.
Business Items:	1. To elect a Board of Directors to serve for the ensuing year;
2. To hold an advisory vote to approve ALLETE's executive compensation;
3. To approve an amendment to the ALLETE Non-Employee Director Stock Plan to increase the number of shares of Common Stock authorized for issuance under the plan;
4. To ratify the selection of PricewaterhouseCoopers LLP as ALLETE's independent registered public accounting firm for 2022; and
5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Record Date:	Shareholders of ALLETE, Inc. at the close of business on March 11, 2022 are entitled to vote.
Proxy Voting:	Your vote is important. We encourage you to vote your shares in advance, even if you plan to attend the Annual Meeting. You can vote by proxy as a shareholder of record:
1. By visiting www.proxypush.com/ALE on the Internet;
2. By calling (866) 883-3382; or
3. By signing and returning your proxy card if you have received a paper copy of the proxy materials.
If you hold shares through a broker, bank, or other nominee, you may vote by submitting voting instructions to your broker, bank, or other nominee.
Additional Information:
You can also vote your shares during the Annual Meeting, which you are invited and encouraged to attend. To attend the meeting, you will need to register at www.proxydocs.com/ALE before the meeting begins. You can submit questions prior to and during the Annual Meeting. For important additional information, see "Frequently Asked Questions" beginning on page 2 of the Proxy Statement.

At the direction of the Board of Directors,

/s/ Margaret A. Thickens
Margaret A. Thickens
Vice President, Chief Legal Officer, and Corporate Secretary

March 24, 2022
Duluth, Minnesota

TABLE OF CONTENTS
________________________________________________________________
i

Forward-Looking Statements
Statements in this proxy statement that are not statements of historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there can be no assurance that the expected results will be achieved. These statements include (without limitation) statements as to, future expectations, risks, beliefs, plans, objectives, assumptions, events, uncertainties, financial performance, or growth strategies. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to disclose that there are important factors that could cause actual results to differ materially from those anticipated. Reference is made to our 2021 Annual Report on Form 10-K for a list of such factors.
ii

DEFINITIONS ________________________________________________________________
The following abbreviations or acronyms are used in this Proxy Statement. References to "we," "us," and "our" are to ALLETE, Inc.

Abbreviation or Acronym	Term
AIP	ALLETE Executive Annual Incentive Plan
ALLETE, or Company	ALLETE, Inc.
Annual Meeting	Annual Meeting of Shareholders of ALLETE, Inc.
ASC	Financial Accounting Standards Board Accounting Standards Codification
Audit Committee	Audit Committee of the Board
Board, or Directors	ALLETE's Board of Directors
CAGR	Compound Annual Growth Rate
CD&A	Compensation Discussion and Analysis Section of this Proxy Statement
CEO	ALLETE's Chief Executive Officer
CFO	ALLETE's Chief Financial Officer
CIC Severance Plan	The ALLETE and Affiliated Companies Change in Control Severance Plan
Common Stock	ALLETE Common Stock
Compensation Committee, or ECC	Executive Compensation Committee of the Board
Compensation Recovery Policy	The ALLETE and Affiliated Companies Compensation Recovery Policy
Corporate Governance Committee, or CGC	Corporate Governance and Nominating Committee of the Board
Deferral Plan I	The ALLETE Non-Employee Director Compensation Deferral Plan I
Deferral Plan II	The ALLETE Non-Employee Director Compensation Deferral Plan II
Deferral Plans	Deferral Plan I and Deferral Plan II, collectively
EEI	Edison Electric Institute
EPS	Earnings Per Share
ERM	Enterprise Risk Management
ESG	Environmental, Social, and Governance
Exchange Act	Securities Exchange Act of 1934, as amended
LTIP	The ALLETE Executive Long-Term Incentive Compensation Plan
NEO	Named Executive Officer
NYSE	New York Stock Exchange
Pearl Meyer	Pearl Meyer & Partners, LLC
PricewaterhouseCoopers	PricewaterhouseCoopers LLP
PSA	Performance Share Award
RSOP	The ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan
RSU	Restricted Stock Unit
SEC	Securities and Exchange Commission
SERP	SERP I and SERP II, collectively
SERP I	The ALLETE and Affiliated Companies Supplemental Executive Retirement Plan I
SERP II	The ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II
Tax Code	Internal Revenue Code of 1986, as amended
TSR	Total Shareholder Return

iii

ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802

PROXY STATEMENT
________________________________________________________________

This Proxy Statement is furnished in connection with the solicitation by the Board of proxies to be voted at our 2022 Annual Meeting to be conducted solely via live webcast on Tuesday, May 10, 2022, at
10:30 a.m. CDT, or at any postponement or adjournment of the Annual Meeting. Please visit: www.proxydocs.com/ALE.

On or about March 24, 2022, we first mailed or otherwise made available to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions for how to access our proxy materials, which includes our Notice and Proxy Statement, and our 2021 Annual Report on Form 10-K. The Notice of Internet Availability of Proxy Materials also includes instructions to access your form of proxy to vote your shares online. In accordance with their particular prior requests, certain shareholders have received email notification of how to access our proxy materials and vote online, or have been mailed paper copies of our proxy materials and proxy card.

Electronic distribution of our proxy materials expedites receipt by shareholders, lowers the cost of the Annual Meeting, and conserves vital natural resources. If you would prefer to receive paper proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive e-mail notification with instructions to access the materials via the Internet unless you elect otherwise.

FREQUENTLY ASKED QUESTIONS
________________________________________________________________

Proxy Solicitation and Costs

Why did I receive these proxy materials?
You received these materials because you were an ALLETE shareholder at the close of business on March 11, 2022 (the Record Date) and, therefore, you are entitled to vote at the Annual Meeting.

How are proxies solicited?
We expect to solicit proxies primarily by internet and by mail. Our directors, officers, other employees, and agents may also solicit proxies in person, by telephone, or by means of electronic communication. We have retained Georgeson LLC to assist in the solicitation of proxies.

Who will pay for the cost of soliciting Proxies?
We pay all the costs of preparing, printing, and distributing our proxy materials. We will ask brokers, banks, and other custodians, nominees, and fiduciaries to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. Directors and employees do not receive additional compensation for soliciting shareholder proxies. We expect to pay approximately $10,000 plus expenses in connection with soliciting proxies.

Proxy Materials Delivery

Why did I receive only a Notice of Internet Availability of Proxy Materials directing me to the internet instead of a full-set paper copy of the proxy materials?
We are primarily providing our shareholders internet access to our proxy materials to facilitate prompt delivery, to reduce the environmental impacts of our Annual Meeting, and to manage costs. On March 24, 2022, we began delivery, primarily by mail, of a Notice of Internet Availability of Proxy Materials to our shareholders and we posted our proxy materials on the website referenced in the Notice of Internet Availability of Proxy Materials: www.proxydocs.com/ale.

As fully set out on the Notice of Internet Availability of Proxy Materials and also explained on the next page, you may choose to access these proxy materials on the website or you may request to receive printed copies of our proxy materials at no charge.

How can I request to receive a paper copy of these proxy materials?
You may request a copy of the proxy materials, at no charge to you, using one of the following methods:
Internet: Go to www.investorelections.com/ALE. Follow the instructions to log in and order copies.
Telephone: Call 1 (866) 870-3684 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.
Email: Send an email to paper@investorelections.com with the words, “ALLETE, Inc. Materials Request” in the subject line. The email must include:
•The 11-digit control # located in the box in the upper right hand corner on the front of your Notice of Internet Availability of Proxy Materials or proxy card;
•Your preference to receive printed materials via the mail -or- to receive an email with links to the electronic materials;
•If you choose email delivery, you must include the email address to which you want the proxy materials sent; and
•If you would like your election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last four digits of your Social Security Number or Tax Identification Number in the email.

How can I subscribe to electronic delivery of proxy materials?
With your consent, we will no longer send you paper copies of any proxy materials, including the Notice of Internet Availability of Proxy Materials, beginning next year. Instead, we will send you an email notification that the shareholder materials have been filed with the SEC and are available for you to view, including a link to the website where you can view the materials. We will also provide you with a link to allow you to vote your shares of Common Stock online. To sign up for electronic receipt of shareholder materials, follow these directions:

1.Log onto the Internet at www.allete.com
2.Click on “Investors”
3.Click on “Shareholder Services”
4.Click on “Proxy Electronic Delivery”
5.Follow the prompts to submit your electronic consent

You will receive an email confirmation of your enrollment. You will continue to receive your shareholder materials electronically for as long as you remain a shareholder and the email account that you provide the Company remains active, unless you choose to cancel your enrollment, which you may do at any time.

Why might I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?
This means your shares are registered differently or are in more than one account. Please provide voting instructions for all your shares. We encourage you to have all accounts registered in the same name and address whenever possible. You can accomplish this by contacting ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3114, or by writing to ALLETE, Inc., Attention: Shareholder Services, 30 West Superior Street, Duluth, MN 55802.

    I received more than one complete set of proxy materials. Is it possible to eliminate duplicates?
If you hold stock in more than one account or if you are a registered shareholder and you share the same address with another of our registered shareholders, you may request delivery of a single copy of future annual reports and proxy statements at any time by calling ALLETE Shareholder Services at (800) 535-3056 or (218) 355-3114, or by writing to ALLETE's transfer agent, Equiniti Trust Company, Shareowner Services, Attention: Householding, P.O. Box 64854, St. Paul, MN 55164-0854.

Many brokerage firms and financial institutions have procedures for delivering a single copy of Company documents to households with multiple beneficial shareholders. If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, please contact your broker or financial institution directly if you require additional copies of this Notice and Proxy Statement or ALLETE's Annual Report, or if you have other questions or directions concerning your “street name” account.

Annual Meeting and Voting

    Who is entitled to vote at the Annual Meeting?
Investors who held the Company's Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 53,304,950 outstanding shares of Common Stock, with each share entitled to one vote.

How many votes must be present to hold the Annual Meeting?
The holders of a majority of the shares of Common Stock entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum, which is required to transact business at the Annual Meeting.

    What is the purpose of the Annual Meeting?
At the meeting, shareholders will be asked to do the following:
1.Elect a Board of eleven Directors to serve for the ensuing year. The Director nominees are: George G. Goldfarb, James J. Hoolihan, Madeleine W. Ludlow, Susan K. Nestegard, Douglas C. Neve, Barbara A. Nick, Bethany M. Owen, Robert P. Powers,
and Charlene A. Thomas;
2.Hold an advisory vote to approve executive compensation;
3.Approve an amendment to the ALLETE Non-Employee Director Stock Plan to increase the number of shares of Common Stock authorized for issuance under the plan;
4.Ratify the selection of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2022; and
5.Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The Board is not aware of any other matter to be presented at the Annual Meeting. If any other matters properly come before the meeting, all shares represented by valid proxies will be voted in accordance with the judgment of the appointed proxies.

What are the Board's voting recommendations?
The Board recommends that you vote as follows:
1. "FOR" each Director nominee;
2. "FOR" the advisory approval of ALLETE's executive compensation;
3. "FOR" the amendment to the ALLETE Non-Employee Director Stock Plan to increase the number of shares of Common Stock authorized for issuance under the plan;
4.    "FOR" ratification of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2022; and
5. In accordance with the discretion of the persons acting under the proxy concerning such other business as may properly be brought before the meeting or any adjournments or postponements thereof.
Unless contrary instructions are provided, all shares of Common Stock represented by valid proxies will be voted in accordance with the Board's recommendations.

How do I attend the Annual Meeting?
The 2022 Annual Meeting will be conducted solely via a live webcast. There will be no physical meeting location. In order to attend the Annual Meeting, you must register at www.proxydocs.com/ALE before the meeting begins. You can register to attend the Annual Meeting at any time and we encourage you to do so well in advance of the meeting. After you complete your registration, you will receive an email confirming your registration from ALLETEinc@proxypush.com, at the email address you provided at registration. Approximately one hour prior to the start of the Annual Meeting, you will receive further instructions via email, including your unique link that will allow you access to the Annual Meeting.
You will need the 11-digit control number in order to complete your registration for the Annual Meeting. You will also need your 11-digit control number to vote your shares. A control number was sent to each registered shareholder on your Notice of Internet Availability of Proxy Materials, or your proxy card if you received a paper copy of the proxy materials. If you are a registered shareholder and do not have that control number, you can call (800) 535-3056 for assistance.

If you are a beneficial owner, contact your broker, bank, or other nominee to request a meeting attendance control number that will allow you to register to attend the Annual Meeting. If you hold your Common Stock shares through a broker, bank, or other nominee, register to attend the Annual Meeting at www.proxydocs.com/brokers/ALE.

The virtual meeting will start promptly at 10:30 a.m. CDT on Tuesday, May 10, 2022. If you have not already registered to attend the Annual Meeting, please allow ample time to complete your registration prior to the meeting. If you register within the hour before the meeting start time, you will receive an email shortly after you register with further instructions, including your unique link that will allow you access to the Annual Meeting.

How do I vote my shares?
You may vote your shares by proxy using any of the following methods:

Internet: Vote online at www.proxypush.com/ale. Follow the instructions on your proxy card or, if you received these materials electronically, the instructions in the email message notifying you of the availability of these materials. Do not return your proxy card if you vote online.
Telephone: Vote using a touch-tone telephone by calling (866) 883-3382 and following the instructions on your proxy card or, if you received these materials electronically, the instructions in the email message notifying you of the availability of these materials. Do not return your proxy card if you vote by telephone.
Mail: If you received a paper copy of the proxy materials, complete, sign, and date the proxy card and return it, using the prepaid postage envelope provided, to: ALLETE, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873. Your proxy card must be received by May 9, 2022.

If your shares are held in the name of a broker, bank, or other nominee, you must vote your shares in the manner prescribed by your brokerage firm, bank, or other nominee. Your brokerage firm, bank, or other nominee should give you a voting instruction form to direct your brokerage firm or other nominee about how to vote your shares.

You also can vote your shares during the Annual Meeting, although we encourage you to vote your shares in advance of the Annual Meeting even if you plan to attend the Annual Meeting.

What is the difference between a "registered" shareholder and a "beneficial" shareholder?
If your Common Stock is registered directly in your name with our transfer agent, Equiniti Trust Company, you are a registered shareholder, also called a shareholder of record. As a shareholder of record, you have the right to vote your shares by proxy directly with the Company (online, by telephone, or by mail) or in person at the Annual Meeting.

If your Common Stock is in an account or trust held in the name of a broker, bank, or other nominee as custodian on your behalf, or in "street name," you are a beneficial owner. As a beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. You are also invited to attend the Annual Meeting. If you wish to vote your shares at the meeting, however, you must bring a legal proxy from your broker, bank, or other nominee.

Can my broker vote my shares for me without my instruction?
Your broker can vote your shares without instruction from you only as to Item 4, the ratification of the selection of our independent registered public accounting firm for 2022.

As to all other voting items in this Proxy Statement, your broker cannot vote your shares without instructions from you.

If you do not instruct your broker to vote your shares as to Item 1, your shares will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of this proposal. If you do not instruct your broker to vote your shares as to Item 2 and Item 3, your shares will be considered an abstention and your abstention will have the same effect as a vote against the proposal or proposals as to which you give no instruction.

What vote is required to approve each proposal?
Item 1: Each Director will be elected by the affirmative vote of a majority of the votes cast with respect to that Director nominee. A majority of the votes cast means that the number of votes cast “for” the election of a nominee must exceed the number of votes cast “against” the election of that nominee. Nominees receiving more votes for their election than votes against their election will be elected. If you abstain from voting for one or more of the nominees for Director, your abstention will have no effect on the election of such Director.

Item 2: The advisory vote on executive compensation will be decided by an affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote, provided that the total number of shares voting for this proposal represents more than 25 percent of the Common Stock shares outstanding on the Record Date. If you abstain from this advisory vote, your abstention will have the same effect as a vote against this proposal. Although this is a non-binding, advisory vote, the Compensation Committee and the Board will consider the outcome of the vote when making future executive compensation decisions.

Item 3: The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote will be required to approve an amendment to the Director Stock Plan to increase the number of shares of Common Stock authorized for issuance under the plan, provided that the total number of shares that affirmatively vote for this proposal represents more than 25 percent of the shares outstanding on the Record Date. If you abstain from voting for the approval of the amendment, this will have the same effect as a vote against this proposal.

Item 4: The affirmative vote of a majority of the shares present in person or represented by proxy is required to ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm for 2022, provided that the total number of shares voting for this proposal represents more than 25 percent of the shares outstanding on the Record Date. If you abstain from voting for the ratification of the selection of PricewaterhouseCoopers, your abstention will have the same effect as a vote against this proposal.

A “broker non-vote” occurs when a broker submits a proxy card for shares to the Company but does not indicate a vote on a particular matter because the broker has not received timely voting instructions from the beneficial owner with respect to that particular matter. Broker non-votes are not counted for or against any proposal. They are treated as shares not present and not entitled to vote on a particular proposal.

An automated system administered by EQ Shareowner Services will tabulate the proxy votes.

Can I change my vote or revoke my proxy?
Yes. If you are a shareholder of record, you can change your vote or revoke your proxy at any time before it is voted at the Annual Meeting, either by signing and returning a proxy card with a later date or by attending the Annual Meeting in person and changing your vote prior to the start of the meeting. If you have voted your shares online or by telephone, you can revoke your prior online or telephonic vote by recording a different vote, or by signing and returning a proxy card dated as of a date later than your last online or telephonic vote. If your shares are held in street name, you must contact your broker, bank, or other nominee to change your vote or revoke your proxy.

Where can I find the voting results?
We will announce preliminary results at the Annual Meeting and publish the results in a
Form 8-K filed with the SEC within four business days after the date of the Annual Meeting.

    Who can answer my additional questions?
You are welcome to contact ALLETE Shareholder Services with any questions you may have regarding this Proxy Statement. The telephone numbers are (800) 535-3056 or (218) 355-3114. The mailing address is: ALLETE, Inc., Attention: Shareholder Services, 30 West Superior Street, Duluth, MN 55802.

OWNERSHIP OF ALLETE COMMON STOCK
________________________________________________________________

Company records and other information available from outside sources, including information filed with the SEC, indicate that the following shareholders beneficially owned more than five percent of the Company's voting securities as of March 11, 2022:

Securities Owned by Certain Beneficial Owners
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class[1]
Common Stock	BlackRock, Inc.[2] 55 East 52nd Street New York, NY 10055	6,247,501	11.7%
Common Stock	The Vanguard Group[3] 100 Vanguard Boulevard Malvern, PA 19355	5,422,778	10.2%
1    As of March 11, 2022.
2    The information shown, including the aggregate number of shares beneficially owned, comes from information filed with the SEC on Schedule 13G/A on January 27, 2022. The information reflects the number of Common Stock shares beneficially owned as of December 31, 2021, by BlackRock, Inc. and certain of its subsidiaries.
3    The information shown, including the number of shares beneficially owned, comes from information filed with the SEC on Schedule 13G/A on February 9, 2022. The information reflects the number of Common Stock shares beneficially owned as of December 31, 2021, by The Vanguard Group and certain of its subsidiaries.

Securities Owned by Directors and Management
As discussed on page 30, non-employee Directors are expected to own shares with a valuation equal to at least five times their annual cash retainer within five years of election. As of March 11, 2022, all independent Directors met the Common Stock ownership guideline except: Ms. Nick, who first became subject to the guideline in 2020, and Ms. Thomas, who first became subject to the guideline in 2021; both are making expected progress toward meeting the guideline.

Common Stock ownership guidelines applicable to NEOs are discussed on pages 30 and 49. The Board reviewed executive stock ownership in April 2021. As of March 11, 2022, all NEOs met their respective share ownership guideline, except: Ms. Owen, who was promoted to a position with a higher stock ownership guideline in 2019, and again in 2020; Mr. Morris who was promoted to a position with a higher stock ownership guideline in 2022; and Ms. Thickens, who first became subject to a stock ownership guideline with her promotion in 2019; all three are making expected progress toward meeting their guidelines.

In determining whether Directors and NEOs met the Common Stock ownership guidelines, we include deferred shares and RSUs because we believe these derivative holdings accomplish similar objectives as stock ownership, namely they encourage Directors and NEOs to have a stake in the Company and they align the Directors' and NEOs' interests with those of shareholders.

The following table shows the shares of Common Stock beneficially owned, as of March 11, 2022, by Directors, nominees for Director, executive officers named in the Summary Compensation Table on page 55, and all Directors, nominees for Director, and executive officers as a group. Except as otherwise indicated, the persons shown have sole voting and investment power over the Common Stock listed.

Securities Owned by Directors and Management
			Other[2]
	Name of Beneficial Owner	Number of Shares Beneficially Owned[1]	Restricted Stock Units	Deferred Shares Under the Director Deferred Stock Plan	Total Shares Beneficially Owned for Common Stock Ownership Guideline Purposes	Common Stock Ownership Guidelines[3]
Non-Employee	Kathryn W. Dindo	13,997	—	5,821	19,818	6,091
Directors and	George G. Goldfarb	2,775	—	13,691	16,466	6,091
Nominees for	James J. Hoolihan	9,959	—	9,792	19,751	6,091
Director	Heidi E. Jimmerson	13,756	—	9,505	23,261	6,091
	Madeleine W. Ludlow	13,978	—	4,446	18,424	6,091
	Susan K. Nestegard	686	—	5,838	6,524	6,091
	Douglas C. Neve	9,850	—	12,046	21,896	6,091
	Barbara A. Nick	5,748	—	—	5,748	6,091
	Robert P. Powers	664	—	6,283	6,947	6,091
	Charlene A. Thomas	1,506	—	—	1,506	6,091

Named	Bethany M. Owen	13,133	8,227	—	21,360	53,309
Executive	Steven W. Morris	7,284	2,199	—	9,483	16,125
Officers	Robert J. Adams	15,447	3,997	—	19,444	6,534
	Nicole R. Johnson	6,411	2,379	—	8,790	4,820
	Margaret A. Thickens	2,285	2,094	—	4,379	4,996

All Directors, nominees for Director, and executive officers as a group (16):		122,606
1    The share amounts in this column include: (i) shares as to which voting and investment power is shared with the person's spouse: Mr. Hoolihan—9,959 and Mr. Neve—9,850, and (ii) shares owned by the person as custodian for minor child:
Ms. Johnson—58. Each Director, nominee for Director, and executive officer, individually, and all Directors, nominees for Director, and executive officers as a group, beneficially own only a fraction of one percent of the Common Stock outstanding.
2     The amounts in the “Other” column do not represent either issued Common Stock or a right of the holder to receive Common Stock within 60 days and are not considered beneficially owned in accordance with Rule 13d-3 under the Exchange Act. The amounts are shown here because the Company includes those holdings when determining whether a Director or NEO has met their applicable share ownership guideline. Directors are able to defer their retainer fees under the Deferral Plan II. Distributions of deferred shares will be made in Common Stock.
3 The stock ownership guideline amounts shown have been calculated using a Common Stock valuation of $65.67 per share, the closing price on March 11, 2022. The amount shown for non-employee Directors was determined based on the annual cash retainer in effect for Directors as of March 11, 2022. Stock ownership guidelines shown for all NEOs were determined based on the NEO's salary as of March 11, 2022.

Pledging, Hedging, and Short Sales of Common Stock Prohibited
The ALLETE Purchase and Sale of Company Securities Policy prohibits Directors and officers, including each NEO, from holding Common Stock in a margin account or otherwise entering into any pledge arrangement that would permit a third party to sell the securities without the Director's or officer's consent or knowledge. In addition, no Director or officer, including any NEO, may enter into any transaction that allows him or her to be insulated from the full risk or reward of Common Stock ownership (i.e., hedging) nor may a Director or officer enter into any transaction that allows him or her to benefit if the value of the Common Stock decreases (i.e., short sale).

ITEM NO. 1—ELECTION OF DIRECTORS
________________________________________________________________
Each Director is elected to serve until the next annual election of Directors and until a successor is qualified and elected, or until the Director's earlier resignation or removal. If any nominee should become unavailable, which is not anticipated, the Board may provide by resolution for a lesser number of Directors, or designate substitute nominees, who would receive the votes represented by proxies. All shares represented by proxy will be voted, unless otherwise directed, “FOR” the election of the nine nominees for Director named below and on the following pages.

Nominees for Director

Mr. Goldfarb is a director and the chairman emeritus of Maurices Incorporated, a specialty retailer selling women's apparel in approximately 900 stores and online, which, prior to May 2019, was a subsidiary of Ascena Retail Group, Inc. Mr. Goldfarb served as president and chief executive officer of Maurices Incorporated from 2015 until his retirement in March 2021. From September 2016 to January 2018.Mr. Goldfarb was also the president and chief executive officer of the Value Fashion Segment of Ascena Retail Group, Inc., which included the Maurices and the Dressbarn brands.
Before becoming president of Maurices Incorporated in 2011, and its chief executive officer in 2015, Mr. Goldfarb served as chief operating officer of Maurices Incorporated from 2006 to 2011 and as its chief financial officer from 2001 to 2006. From 2015 to 2016, he was the vice chairman of Ascena Retail Group, Inc.'s wholly owned subsidiary, Catherines Stores, Inc. Prior to his career in the retail fashion industry, Mr. Goldfarb worked in public accounting at Kolquist, Seitz & Goldman, LLC in Duluth, Minnesota. Mr. Goldfarb serves on the Chancellor's Advisory Council for the University of Minnesota-Duluth. He is also a director of Essentia Health System and serves on its audit committee and chairs its planning and finance committee.
Mr. Goldfarb is an audit committee financial expert within the meaning of SEC rules. He brings a wealth of business knowledge and executive experience that includes deep ties to and insights into the local and regional economy as well as extensive national branding experience.

George G. Goldfarb
Age: 62
Director Since: 2012
Audit Committee Chair

From 2011 until December 2017, Mr. Hoolihan served as chief executive officer and chair of the board of Industrial Lubricant Company, which provides industrial supplies and services to logging, railroad, taconite, and coal mining industries. Mr. Hoolihan was the president of Industrial Lubricant Company from 1981 to 2004. Mr. Hoolihan is the owner and chief executive officer of Can-Jer Industrial Lubricant, Ltd., which operates in Canada, and he owns JHAC, LLC, a real estate investment company.
From 2004 until 2011, Mr. Hoolihan was the president and chief executive officer of the Blandin Foundation, a private, philanthropic foundation whose mission is to strengthen communities in rural Minnesota, the Grand Rapids area in particular. From 1990 to 1995, he served as the elected mayor of the City of Grand Rapids, Minnesota. Mr. Hoolihan serves as a trustee for the Blandin Foundation and co-trustee for the Charles K. Blandin Residuary Trust.
Mr. Hoolihan is a long-time business and community leader within the Company's electric utility service area. He brings a deep knowledge of the industries and political dynamics of the service area, as well as extensive business experience related to serving these industries.

James J. Hoolihan
Age: 69
Director Since: 2006
Corporate Governance Committee Member

Nominees for Director

Since 2011, Ms. Ludlow has been the founder and managing director of West Capital Advisors, LLC, which provides strategic and development advisory services for corporate innovation in private equity transactions. From 2009 to 2011, she was a principal of Market Capital Partners LLC and from 2005 to 2009 was a principal of LudlowWard Capital Advisors, LLC, both of which were Ohio-based investment banking firms serving middle market companies.
Ms. Ludlow was the chair, chief executive officer, and president of Cadence Network, Inc., an internet-based provider of utility expense management services from 2000 to 2004. She was formerly the vice president and chief financial officer of Cinergy Corp.
She serves on the board and chairs the audit committee of the Ohio National Fund, Inc., a registered investment company with 25 separate investment funds.
Ms. Ludlow, an audit committee financial expert within the meaning of the SEC rules, who brings deep experience with and a sophisticated understanding of investment banking, finance, and accounting. She was a senior executive at a public utility and has worked closely with entrepreneurial and diversified businesses.

Madeleine W. Ludlow
Age: 67
Director Since: 2004
Corporate Governance Committee Chair
Compensation Committee Member

As Lead Director, Ms. Nestegard is an ex officio member of each Board Committee. Since July 2017, Ms. Nestegard has been an advisor for True Wealth Ventures, a venture capital fund focusing on investments in women-led businesses in high-growth markets where women are the primary customers. She was president of global healthcare of Ecolab, Inc. (NYSE:ECL), a global supplier of water, hygiene, and energy services, from 2010 to 2012; executive vice president, global healthcare from 2008 to 2010; and senior vice president, research, development, and engineering, and chief technical officer from 2003 to 2008. Ms. Nestegard has more than 20 years of experience with 3M Company (NYSE:MMM) in product development and business unit management, driving revenue expansion through innovation. Also an individual innovator, Ms. Nestegard holds 26 patents in her name.
Ms. Nestegard is a director and governance committee member of Hormel Foods, Inc. (NYSE:HRL). She served on the audit committee of Hormel Foods, Inc. from 2009 to 2019. Ms. Nestegard currently serves as an advisory board member of Contec, Inc. a global manufacturer of contamination control products designed for cleaning in controlled manufacturing environments. From 2013 to 2017, Ms. Nestegard served as a director and audit committee member of American Capital, Ltd, a private equity and global asset management company that merged, in 2017, into Ares Capital Corporation. From 2013 to 2017, Ms. Nestegard was also a director of Alcami Corporation, a pharmaceutical company based in Wilmington, North Carolina, and, in 2014, she served as the company's interim chief executive officer.
Ms. Nestegard brings extensive business experience, including audit committee experience, strategy development, a background in innovation and disruptive technologies, and mergers and acquisitions experience. She has a demonstrated passion for supporting women in sciences and corporate leadership.

Susan K. Nestegard
Age: 61
Director Since: 2018
Audit Committee Member (ex officio)
Compensation Committee Member (ex officio)
Corporate Governance Committee Member (ex officio)

Nominees for Director

Mr. Neve is the former executive vice president and chief financial officer of Minneapolis-based Ceridian Corp., a multinational human resources company, where he worked from 2005 until 2007. He is a certified public accountant who, prior to February 2005, was an audit partner with Deloitte & Touche LLP, a public accounting firm.
Mr. Neve is an audit committee financial expert within the meaning of the SEC rules. He brings to the Company his knowledge of public accounting, corporate reporting, and risk management.
Mr. Neve's background includes broad corporate leadership experience as an executive of a publicly traded company, and as a director, an audit committee member and chair, a compensation committee member, and a governance committee member for publicly traded and privately held corporations, as well as public and non-profit entities. Mr. Neve also has energy industry experience and renewable energy experience.

Douglas C. Neve
Age: 66
Director Since: 2007
Audit Committee Member
Corporate Governance Committee Member

Ms. Nick served as president and chief executive officer of Dairyland Power Cooperative from December 2014 until her retirement in July 2020. From 2012 to 2014, she served as president of Minnesota Energy Resources Corporation and president of Michigan Gas Utilities Corporation, subsidiaries of what was then Integrys Energy Group (NYSE:TEG) and is now WEC Energy Group Inc. (NYSE:WEC). From 2007 to 2012 Ms. Nick was a senior vice president of energy delivery and customer service at Wisconsin Public Service Company and President of Upper Peninsula Power Company, also subsidiaries of what was then Integrys Energy Group and is now WEC Energy Group Inc. From 1999 to 2007, Ms. Nick held multiple positions, including vice president of corporate services from 2004 to 2007, with what was then WPS Resources Corporation (NYSE:WPS), now WEC Energy Group Inc.

Ms. Nick serves as a trustee, vice chair, and chair of the strategic planning and corporate governance committee of the State of Wisconsin Investment Board, which provides oversight of the eighth-largest pension fund in the United States and the 25th-largest pension fund globally with investments valued at over $120 billion. She also serves as a director, chair of the governance committee and member of the finance and audit committee of Mead & Hunt, a national architecture and engineering firm. Ms. Nick served on the board of directors for the Electric Power Research Institute (EPRI), and was a member of the EPRI Governance and Nominating Committee.

With a career in the electric and gas energy industry that spanned four decades, Ms. Nick brings a wealth of knowledge and skills to the Board. She has extensive leadership, strategic, regulatory, operational, and developmental experience in five Midwest states. Ms. Nick also has strong financial skills and a long, proven record of principled corporate governance.

Barbara A. Nick
Age: 64
Director Since: 2020
Audit Committee Member

Nominees for Director

Ms. Owen is ALLETE's Chair, President, and CEO. Ms Owen was elected Chair on May 11, 2021, elected CEO in February 2020, and elected President in January 2019. Ms. Owen has served in a wide range of capacities since joining the Company as an attorney in 2002. In 2010, Ms. Owen was appointed President of Superior Water, Light and Power Company, a wholly owned subsidiary of ALLETE, a position she held for more than six years. In 2012, Ms. Owen was also named a Vice President of Minnesota Power, an operating division of ALLETE, and in 2014, she also became Vice President–ALLETE Information Technology Solutions. Before becoming ALLETE President in January 2019, Ms. Owen served as ALLETE Senior Vice President, Chief Legal and Administrative Officer, and Secretary. She was appointed to that role, in November 2016, and in it she had overall responsibility for the Company’s legal, information and operations technology strategy, cyber security, and human resources departments, while working closely with the Board on governance matters.
Ms. Owen has served on a variety of community and non-profit boards. She currently serves as a member of the Board of Trustees of the University of Minnesota Foundation, which raises funds for the departments, divisions, institutes, centers, and programs of the University of Minnesota, as well as patient care provided through University of Minnesota Health.
Ms. Owen has served the Company for nearly two decades, working in a wide variety of roles with increasing responsibility. She has extensive experience with business strategy development, developing and implementing regulatory policy, renewable energy, enterprise risk management, cyber security, compliance, corporate governance, and leading business transformation.

Bethany M. Owen
Age: 56
Director Since: 2019

Mr. Powers retired in August 2017 as vice chair and senior advisor to the chairman and chief executive officer of American Electric Power Company (NYSE:AEP), one of the largest electric utilities in the United States with more than five million customers in eleven states. Mr. Powers held numerous leadership positions at AEP prior to becoming vice chair in January 2017, including executive vice president and chief operating officer of AEP from 2010 to December 2016; president of AEP Utilities from 2008 to 2010; executive vice president of AEP East Utilities from 2006 to 2008; and executive vice president of generation from 2003 to 2006. Mr. Powers also spent 16 years with Pacific Gas and Electric Company, rising to site vice president and plant manager at the Diablo Canyon Nuclear Generating Station, and six years with the Tennessee Valley Authority as a health physicist.
Mr. Powers is a longtime, active member of EEI and the former chair of the Center for Energy Workforce Development, an organization focused on recruiting technical talent to utilities.
Mr. Powers brings diverse regulated utility experience and strategic leadership, including expertise in strategic planning, executive compensation, and cybersecurity oversight.

Robert P. Powers
Age: 68
Director Since: 2017
Compensation Committee Chair

Nominees for Director

Since January 2021, Ms. Thomas has served as executive vice president and chief diversity, equity and inclusion officer for United Parcel Service, Inc. (NYSE:UPS) (UPS). Ms. Thomas has held successive leadership roles in U.S. operations since she began her career with UPS in 1989. From July 2019 until December 2020, Ms. Thomas served as UPS’s executive vice president and chief human resources officer, leading strategic human resources initiatives for a workforce of more than 525,000 employees worldwide. From March 2019 to June 2019, she served as UPS' president of human capital transformation, helping to define UPS' human capital management strategy. From April 2018 to February 2019, Ms. Thomas served as president of UPS’s west region with responsibility for product growth and delivery operations in 25 U.S. central and western states. Prior to April 2018, she had served as president of UPS' mid-south district, with responsibility for package delivery operations in seven U.S. southern states, which was a role Ms. Thomas began beginning in August 2016.

Ms. Thomas serves on the board of directors for the National Urban League and she serves on the board of trustees of Westtown School, a private educational community that seeks to prepare young learners to become stewards and leaders of a better world. Ms. Thomas is also a member of the Executive Leadership Council, an independent non-profit organization that opens channels of opportunity for the development of Black executives to positively impact businesses and communities.

Ms. Thomas brings a breadth of executive leadership skills, with broad strategic experiences in industrial and business operations, expertise in distributed operations, and human resources, including executive compensation experience. Ms. Thomas has public company experience, has lead business transformations, and has demonstrated financial acumen.

Charlene A. Thomas
Age: 54
Director Since: 2021
Audit Committee Member

CORPORATE GOVERNANCE ________________________________________________________________

ALLETE's solid financial and operational performance is rooted in a foundation of sound governance practices, a skilled and engaged Board, and focused attention to our corporate values and culture.

The Board provides oversight, actively ensuring that the Company is managed in a way that builds long-term value for shareholders and other stakeholders. We believe that giving consideration to the interests of all our stakeholders and making decisions guided by Company values—with integrity at the foundation of all we do—are important to ALLETE's long-term success and profitability.

Governance Policies
ALLETE's Corporate Governance Guidelines and Board committee charters are available on our website at www.allete.com/Governance.

Our Corporate Governance Guidelines address the Board's responsibilities, committee responsibilities, Director selection, Board operating policies, Director compensation, expectations for Directors, Director stock ownership, and other matters. These guidelines were most recently revised in February 2022.

Each Board committee operates under its own charter. The Audit Committee Charter, the Compensation Committee Charter, and the Corporate Governance Committee Charter were each last reviewed and revised in February 2022.

Director Independence
Our Corporate Governance Guidelines provide that independent Directors will constitute a substantial majority of the Board. The Board has adopted independence standards that are consistent with the Director independence standards of the NYSE and the SEC. An “independent” Director is one who has no material relationship with the Company, other than as a Director, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. The CGC provides recommendations to the Board with respect to whether an individual Director is independent, and the Board annually reviews and makes an affirmative determination of each Director's independence.
The CGC and the Board consider all relevant facts and circumstances in making independence recommendations and independence determinations. In addition, the Board has adopted certain categorical standards to assist in determining a Director's independence. A “material relationship” with the Company exists and, therefore, a Director will not be independent, if any of the following applies:
1.    the Director is or has been employed by the Company within the last three years (other than as a former interim Chair or a former interim CEO);
2.    a member of the Director's immediate family is or has been employed by the Company as an executive officer within the last three years;
3.    the Director or an immediate family member has received, during any 12-month period in any of the last three years, more than $120,000 in direct compensation from the Company (other than Director and committee fees, pension, or other forms of deferred compensation for prior service so long as such compensation is not contingent on continued service);
4.    the Director is a current partner or employee of a firm that is the Company’s current independent registered public accounting firm;
5.    the Director has an immediate family member who is a current partner of the Company’s current independent registered public accounting firm;
6.    the Director has an immediate family member who is a current employee of the Company’s current independent registered public accounting firm and who personally works on the Company’s audit;
7.    the Director or an immediate family member was, within the last three years, a partner or employee of the Company’s current independent registered public accounting firm and personally worked on the Company’s audit within that time;
8.    the Director or an immediate family member is or has been, within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;
9.    the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues;
10.    the Director has been, within the last three years, an employee, or the Director's immediate family member has been, within the last three years, an executive officer, of any business organization to which the Company was indebted at any time during the last three years in an aggregate amount in excess of five percent of the Company’s total assets;
11.    the Director or an immediate family member has served, within the last three years, as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries that exceeds $1 million or two percent of such entity’s total invested capital, whichever is greater, in any of the last three years; or

12.    the Director or an immediate family member has been an executive officer of a foundation, university, non-profit trust, or other charitable organization, within the last three years, for which the Company and its respective trusts or foundations, account or accounted for more than the greater of $250,000 or two percent of such charitable organization’s consolidated gross revenues, in any of the last three years.

Director Independence Determinations
In considering the independence of the Directors, the CGC examined any transactions between Directors and the Company in 2021. In particular, the CGC considered Mr. Hoolihan's relationship to Industrial Lubricant Company (ILCO). ILCO is owned and operated by Mr. Hoolihan's immediate family members. ILCO provides lubricant products and services to one of the Company's generating facilities and to one of the Company's subsidiaries, BNI Energy, Ltd. During 2021, Company payments to ILCO totaled $572,356. The CGC reviewed the ILCO transactions, without Mr. Hoolihan's participation, and determined that the transactions with ILCO did not constitute a material relationship for purposes of the Company’s categorical standards in determining a Director’s independence. Further, Mr. Hoolihan had no personal involvement in the transactions and the transactions were not material to him or to any person or entity with whom he has an affiliation. The CGC concluded that Mr. Hoolihan did not have a direct or indirect material interest in the transactions. The CGC previously considered similar transactions that occurred in 2020 and 2019 and reached the same conclusions. Based on this, the CGC recommended to the Board, and the Board determined, that these transactions did not impair Mr. Hoolihan's independence.

In addition, prior to joining the Board, Ms. Nick served as president and chief executive officer of Dairyland Power Cooperative (Dairyland) until her retirement in July 2020. As previously disclosed, Dairyland and a subsidiary of the Company entered into agreements for the construction and operation of the proposed Nemadji Trail Energy Center (NTEC), an approximately 600 MW proposed combined-cycle natural gas-fired generating facility, which was to be jointly owned by Dairyland and a subsidiary of the Company. Originally, the Company would have purchased approximately 50 percent of NTEC's output starting in 2025. In October 2021, the Company's subsidiary sold a portion of its original 50% stake in NTEC to a subsidiary of Basin Electric Power Cooperative (Basin Electric). The Company’s subsidiary now owns 20% of the NTEC project, Basin Electric owns 30%, and Dairyland continues to own 50% of the planned facility. The total project cost is estimated to be approximately $700 million, of which the Company’s subsidiary's portion is expected to be approximately $150 million. The CGC reviewed Ms. Nick’s prior role at Dairyland in light of the proposed NTEC project and determined that it did not constitute a material relationship for purposes of the Company’s categorical standards in determining a Director’s independence. Based on the facts and circumstances, the CGC recommended to the Board, and the Board determined, that the NTEC project did not impair Ms. Nick’s independence.

The CGC concluded and recommended that the Board determine that each non-employee Director was independent. The Board reviewed the CGC's conclusions and recommendations in light of the Company's independence standards and the NYSE's corporate governance rules and concluded that each Director, except Ms. Owen, is independent.

Board Overview
CEO Serves as Board Chair
Independent Lead Director
All Committees Comprised of and Chaired by Independent Directors
All Directors, Except Ms. Owen, are Independent

Board Composition
Five of Nine Director Nominees are Women; One Director Nominee is a Black Woman
Average Board Tenure Among Director Nominees: 7 years
Five New Directors have Joined our Board Since 2017

Board, Current Committee Memberships, and Meetings in 2021
	Board of Directors	Audit Committee	Compensation Committee	Corporate Governance Committee
Kathryn W. Dindo	●	l«
George G. Goldfarb	●	µ«
James J. Hoolihan	●			●
Heidi E. Jimmerson	●		●	●
Madeleine W. Ludlow	●		●	µ
Susan K. Nestegard[1]	●	●	●	●
Douglas C. Neve	●	l«		●
Barbara A. Nick	●	●
Bethany M. Owen	●
Robert P. Powers	●		µ
Charlene A. Thomas	●	●
Meetings Held in 2021:	7	5	5	5
● = Member µ = Chair « = "Audit committee financial expert" within the meaning of SEC rules
1    As Lead Director, Ms. Nestegard is an ex officio member of each standing committee. The Lead Director's duties are described on page 23.

Board Diversity and Director Nominations
ALLETE seeks Directors whose ethical conduct, commitment to sustainability as outlined in the Corporate Sustainability Report, and diverse experiences, backgrounds, and perspectives will serve shareholders well and contribute to sound corporate governance. The Board values diversity and believes representation from a range of professional backgrounds, as well as a mix of gender, racial, cultural, geographic, and other diverse perspectives enhances effective governance and drives successful performance by increasing understanding of the expectations and viewpoints of our investors and other stakeholders. The slate of director nominations for the 2022 Annual Meeting includes five Directors who are women, which constitutes a majority of the Board. ALLETE is actively seeking for consideration candidates who will enhance the Board's racial and ethnic diversity.

The Corporate Governance Committee regularly reviews the skills, expertise, and attributes that are important for effective governance of the Company and recommends Director candidates to the Board. The Corporate Governance Committee will consider any person proposed by a Director, management, a search firm, or any shareholder. All Director candidates will be evaluated based on the criteria identified below, regardless of who proposed such person.

In selecting Director nominees, the Board considers multiple factors including: integrity, achievements, judgment, personal character, commitment to sustainability, how the candidate's relevant experience would complement and enhance the composition of the Board, Board succession plans, the candidate's ability and willingness to devote adequate time to Board duties, and the likelihood that they will be willing and able to serve on the Board for a sustained period. The Company seeks candidates whose diverse experience, backgrounds, and perspectives will contribute to robust discussion in the boardroom. The Board considers its overall balance of perspectives, backgrounds, and experiences; as part of this, the Board will consider whether a candidate's background will enhance the Board's racial and ethnic diversity. The Corporate Governance Committee will consider the candidate's independence in accordance with ALLETE's Corporate Governance Guidelines and the NYSE and SEC rules. Director nominees must be willing and able to devote adequate time and attention to Board service, must demonstrate independent thinking, a collaborative nature, and stakeholder awareness. Director nominees must have experience with business and strategic planning, as well as prior service on, or experience working closely with, a board of directors. In connection with the selection, due consideration will be given to a candidate's particular experience, including but not limited to: executive corporate leadership experience; understanding of board committee functions; understanding of generally accepted accounting principles; financial expertise (including qualification as an “audit committee financial expert” within the meaning of the SEC's rules); financing experience; auditing experience; human resource and executive compensation expertise; strategic planning and business development experience; experience with regulated utilities; strategic experience with renewable energy businesses or technologies; familiarity with the regions in which Company provides services; and community leadership.

The Board may engage a search firm to assist in identifying and conducting due diligence on potential Director nominees.

Before making contact with a potential candidate, the Corporate Governance Committee will notify the Board of its intent to do so, will provide the candidate's name and background information to the Board, and will allow time for Directors to comment. The Corporate Governance Committee will screen potential candidates for the Board. A majority of the Corporate Governance Committee members will interview any candidate before recommending that candidate to the Board. The recommendations of the Corporate Governance Committee will be timed so as to allow Board members an opportunity to interview the candidate prior to the nomination of the candidate. The Board as a whole is responsible for nominating individuals for election to the Board and for filling vacancies on the Board that may occur between annual shareholders' meetings.

A shareholder who wishes to propose a candidate should provide the person's name and a detailed background of the candidate's qualifications to the Corporate Governance Committee, c/o Corporate Secretary, ALLETE, Inc., 30 West Superior Street, Duluth, MN 55802.

Board Leadership Structure
Ms. Owen has served as Board Chair since May 2021. As Chair, Ms. Owen presides over meetings of the Board, presides over meetings of the shareholders, consults with and advises the Board and its committees on the Company's business and affairs, and performs other duties as may be assigned by the Board.

In accordance with ALLETE's Corporate Governance Guidelines, the independent Directors have selected an independent Lead Director because the Board Chair is not an independent Director. The Lead Director performs the following duties:

•presides when the Board meets in executive session;
•presides at Board meetings when the Chair is not present to lead the Board's deliberations;
•serves as an ex officio member of each Board committee;
•serves as a liaison between the Chair and the independent Directors when necessary to provide a supplemental communication channel;
•works with the Chair to develop Board meeting agendas, schedules, and information to be provided to Directors;
•leads the evaluation of CEO performance in consultation with the Corporate Governance Committee; and
•performs other duties as requested by the independent Directors.

The Board believes that its leadership structure—a combined Board Chair and CEO, an independent Lead Director, and committees comprised of and chaired by independent Directors—is the most effective for ALLETE at this time. In reaching this determination, the Board considered factors including the Company's size, the diversity and experience of our independent Board members, Ms. Owen's industry and governance experience, the Board's effective use of the Lead Director who provides coordination and leadership for the independent Directors, and the active engagement by all Directors.

Board Committees
The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance Committee. We anticipate that committee chairs will rotate among Directors. The Board recognizes that rotating chairs provides development for the Directors and allows a variety of perspectives in leadership positions.

Audit Committee
The primary responsibility of the Audit Committee is to assist the Board in its oversight responsibility for:
•The integrity of the Company's financial statements and internal controls over financial reporting;
•The Company's compliance with corporate policies and procedures;
•The Company's compliance with legal and regulatory requirements;
•The qualifications and independence of the Company's independent registered public accounting firm;
•The performance of the Company's independent registered public accounting firm;

•The performance of the Company's internal audit function;
•The review and evaluation of ALLETE's accounting policies; and
•The review of periodic financial reports to be provided to the public, and, upon favorable review, recommending approval of the Company's Consolidated Financial Statements.

As described in more detail in the Audit Committee Report beginning on page 78, all Audit Committee members are independent under ALLETE's Corporate Governance Guidelines, within the meaning of SEC rules, and in accordance with NYSE listing standards; all Audit Committee members are financially literate; and three of the six current Audit Committee members are "financial experts" under the definition provided by the SEC.

Compensation Committee
The primary responsibility of the Compensation Committee is to help discharge the Board's responsibilities related to compensating ALLETE's executives by performing the following duties:
•Establishing the Company's philosophy and policies regarding executive and director compensation;
•Setting compensation for the CEO and for any other employee Director;
•Ensuring that executive compensation is linked to ALLETE's sustainability strategy as described in the Corporate Sustainability Report;
•Overseeing the administration of ALLETE's executive and director compensation programs;
•Reviewing the compensation of Directors and executive management in a manner designed to be equitable, competitive in the marketplace, and consistent with the Company's executive compensation philosophy; and
•Making recommendations to the Board regarding Director compensation.

All members of the Compensation Committee qualify as “independent directors” under NYSE rules, “non-employee directors” under Rule 16b-3 under the Exchange Act, and “outside directors” under Section 162(m) of the Tax Code.

Corporate Governance Committee
The Corporate Governance Committee exercises oversight responsibility for the Company's corporate governance practices by:
•Making recommendations to the Board with respect to Board membership, function, committee structure and membership, succession planning for executive management, and application of corporate governance principles;
•Performing the functions of a Director-nominating committee;
•Overseeing the Board's annual evaluation of the CEO;
•Developing and recommending to the Board standards for determining a director's independence and providing recommendations to the Board with respect to independence determinations; and
•Reviewing ESG-related activities and overseeing the reporting ESG matters.
The CGC is authorized to exercise the authority of the Board in the intervals between Board meetings.

Strategy
The Board oversees ALLETE’s strategy, including sustainability-related risks and opportunities, actively ensuring that the Company is managed in a way that builds long-term value for shareholders, customers, employees, and other stakeholders. The Board engages with management on strategy issues on an ongoing basis, including early engagement, as necessary, to support strategy development, execution, adjustment, and monitoring. The Board approves the strategic direction of the company, any changes in long term capital structure, and any entry into substantial new lines of business.

Risk Oversight
ALLETE, like other companies, is subject to a variety of risks. Broadly, these risks include, among others, financial and accounting risks, strategic risks, regulatory risks, market and credit risks, capital deployment risks, operational risks, compensation risks, liquidity risks, litigation risks, reputation risks, pandemic-related risks, natural disaster risks, and technology risks, including cybersecurity risks. The Board is responsible for overseeing risk management at the Company. While the Board as a whole exercises direct oversight of strategic risks and other critical risk areas with enterprise-wide significance to the Company, aspects of risk oversight are delegated to Board committees, which play a key role and can devote more time to reviewing specific risks within their respective areas of responsibility. We believe the Board provides effective oversight of the risks ALLETE faces.

Our standing Board committees regularly consider risks arising in their respective functional responsibility areas. Each of these committees receives regular reports from management that assist in its oversight of risks in its functional responsibility area. Key risk-management oversight assignments for the Board committees are as follows:

Audit Committee
•Financial reporting processes, tax, and other financial risks;
•Appointment, evaluation, and oversight of the Company's independent registered public accounting firm;
•Oversight of internal audit function;
•Corporate compliance, significant legal matters, and insurance programs;
•Market and credit risks; and
•Physical and cybersecurity risks.

Compensation Committee
•Executive compensation design risks; and
•Executive compensation administration risks.

Corporate Governance Committee
•Corporate governance risks;
•Board succession and composition; and
•ESG reporting.

ALLETE's management is responsible for managing enterprise risks. The Board has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, oversight of how Company leadership manages risks relevant to the Company. The Company’s ERM program ensures that strategic goals align with ALLETE’s mission, vision, and values and that decision-making includes adequate consideration of the associated risks. ERM defines procedures for identifying, mitigating, and reporting significant risks. In 2021, the Board received regular updates from senior management on ALLETE's ERM program and risk governance structure. The Board also reviewed ALLETE's updated strategy, including the strategy of each ALLETE business unit, to ensure appropriate consideration of risks and alignment with the Company's overall risk management objectives. In addition, management also provides the Board with regular updates of key enterprise risk indicators.

The Board's focus on effective risk oversight supports management as it establishes a tone and culture of effective risk management. Ms. Owen, as Chair and CEO and Ms. Nestegard, as Lead Director, play important roles in identifying significant risks to the Company and facilitating the Board's consideration of those risks. Among other things, they jointly review Board and committee agendas to ensure risks are appropriately considered. The Lead Director participates as an ex officio member on all Board committees with full voting privileges on each committee.

Code of Business Conduct and Ethics
ALLETE has adopted a written Code of Business Conduct (which includes our code of ethics) that applies to all Directors and employees and officers, including the CEO and the CFO, who is also the Company's principal accounting officer. The Code of Business Conduct also applies to our contractors, suppliers, and vendors. ALLETE's Code of Business Conduct is available on our website at www.allete.com/governance. Any amendment to, or waiver of, the Code of Business Conduct will be published on ALLETE's website promptly following the date of such amendment or waiver.

Shareholder Engagement

ALLETE believes it is important that our governance processes include meaningful engagement with shareholders to understand their perspectives on corporate governance, executive compensation, and other issues that matter to investors. We engage with shareholders throughout the year to: provide visibility and transparency into our businesses and our financial and operational performance; listen to shareholders' perspectives and understand shareholders' expectations of us; to share our environmental and sustainability strategy and accomplishments; and to receive feedback on our communications and disclosures to shareholders.

Throughout the year, senior management and our investor relations team meet with analysts and institutional investors to review financial and other business and strategic issues, as well as solicit input, provide perspective on Company policies and practices, and answer questions. We participate in investor conferences, other formal events and groups, and also in one-on-one meetings. We also engage with governance representatives of our large shareholders.

During 2021, we contacted shareholders owning approximately 57% of our outstanding Common Stock, resulting in substantive engagements with the holders of approximately 38% of our outstanding shares. We discussed topics including: ALLETE's financial and operational performance; growth initiatives; strategy updates; dividend practices; and corporate governance practices, as well as sustainability and environmental strategy, performance and reporting.

The Board receives regular reports form ALLETE's investor relations team about shareholder engagements and what our investors are telling us about topics that matter to them.

Political Contributions and Lobbying
ALLETE believes that public policy engagement is an important part of responsible corporate citizenship. We participate in this process in accordance with good corporate governance practices. ALLETE's policy regarding political contributions and lobbying is overseen by the Corporate Governance Committee. Our policy governs the Company’s corporate contributions to organizations registered under Section 527 of the Internal Revenue Code and ballot measures or initiative campaigns that impact the Company’s business. On the state level, employees have the opportunity—on a voluntary basis—to make political contributions through political action committees (PACs). Coordination of lobbying activities is done through ALLETE’s Manager of Government Affairs with the prior approval of senior management. All political contributions and lobbying activities are done in compliance with all laws and regulations.

ALLETE's Political Contributions and Lobbying Policy is available at on our website at www.allete.com/Governance.

Sustainability and Corporate Responsibility
Our commitment to sustainability is led and supported through strong Board leadership, intentional focus by the executive management team, and sound governance practices. The Board oversees ALLETE’s strategy and Enterprise Risk Management, including the evaluation of sustainability-related risks and opportunities, in a manner designed to drive performance for our shareholders and other stakeholders. We honor our commitments to our customers, our communities, and the climate by acting to advance sustainability goals. Corporate responsibility is integrated into our governance processes and is embedded in our strategy and our core values, namely: integrity, environmental stewardship, safety, employee growth, and community engagement.

ALLETE recognizes that impacts from human activity, including climate change, are real, and we are taking action to transform the nation’s energy landscape through sustainable solutions. ALLETE is committed to lowering the carbon intensity of our operations at all business units and across all scopes of emissions. Each business units’ mission, customer mix, and regulatory status are all key drivers in determining the carbon reduction strategies employed. Our growth strategy and sustainability-in-action initiatives involve: continuing to reduce carbon emissions, delivering cleaner energy sources to our customers, strengthening the electric grid to accommodate for more intermittent renewable resources, and implementing innovative solutions to enhance resiliency for all our businesses. ALLETE's comprehensive ESG program also includes a committed social focus, which includes advancing diversity, equity, and inclusion in our workforce, supply chain, and community giving, outreach and engagement with tribal nations, health and wellness safety initiatives, as well as enhanced sustainability communication and disclosures.

Climate Milestones and Initiatives
50% Renewable Energy	Minnesota Power recently became first Minnesota utility to reach the 50% renewable energy milestone.
Carbon-Free Vision	Minnesota Power announced vision to deliver 100% carbon-free energy by 2050, with these interim targets: 70% renewable energy by 2030; and 80% reduction in carbon emissions and coal-free operations by 2035.
Infrastructure Investment	Minnesota Power is investing in the development of a more flexible and resilient energy transmission and distribution grid.
Wind Generation	ALLETE Clean Energy provided over 2,900,000 megawatt-hours of clean, renewable energy for its customers in 2021 and now has over 1,300 MW of installed renewable generating capacity.
Community Solar Garden	Superior Water, Light and Power is implementing plans to construct and operate a 470-kilowatt community solar garden; the company also plays an active role in the state of Wisconsin's energy conservation program.
Carbon Sequestration Innovation	BNI Energy is supporting its customer's innovative carbon capture and storage pilot project.

Sustainability-Focused Workforce Practices
Leadership Diversity Recognition	Recognized by the Minnesota Census of Women in Corporate Leadership as an "Honor Roll" company since 2017, with additional special distinction since 2019 for having women representing at least 30 percent of our executive officers.
Diversity, Equity and Inclusion	Recruitment practices and training required for all employees to promote workplace diversity, equity, and inclusion; corporate giving and scholarships to help bridge community opportunity gaps.
Supply Chain	Expanding and partnering with diverse suppliers, better reflecting the diversity of the communities we serve; ALLETE provides equal access for all qualified businesses in our supply chain.
Yellow Ribbon Companies	Minnesota Power and ALLETE Clean Energy each has been designated a "Yellow Ribbon" company, in recognition of the support provided for the needs of military-connected employees and families.
Employee Well-Being	Comprehensive health and wellness benefits and safety resources that support healthy, productive, and engaged employees; taking steps to mitigate potential risks of COVID-19 transmission and implemented company-wide, adaptive plans in response to the pandemic.

The Corporate Governance Committee oversees the reporting of ESG matters. During 2021, management actively engaged with investors and other key stakeholders to discuss ALLETE's sustainability strategy and initiatives and to gain insights into stakeholders' perspectives about sustainability and corporate responsibility, and how to effectively measure, communicate, and disclose our efforts. In March 2022, we released an update to our Corporate Sustainability Report, which can be found at our website at http://www.allete.com/sustainability.

Meetings of Independent Directors
At each regularly scheduled Board meeting, the independent, non-employee Directors meet in executive session for discussion without management present. These meetings are chaired by the Lead Director. The Board has direct access to management and meets with them individually when it deems appropriate.

Board Contact with Management and Independent Advisors
Executive officers and other management employees are regularly included in Board and Committee meetings, as deemed appropriate. Directors may meet individually with executive officers and other management employees.

The Board and its committees also retain their own independent advisors.

Board and Committee Evaluations
The Board and its committees undertake self-evaluations on an annual basis.

The Board's self-evaluation includes soliciting opinions from the Directors about topics related to Board effectiveness including:
•The sufficiency of and timeliness of briefing materials provided to Directors;
•The content and conduct of Board meetings;
•The adequacy of time allocated to, and the quality of, presentations and discussions;
•The Board's access to management;
•The Board’s understanding of issues;
•The Board’s consideration of shareholders’ interests in making decisions;
•The overall mix of characteristics and skill sets represented by Board members; and
•Any area previously identified by Board members as requiring improvement.

The assessments are used to improve Board performance and effectiveness.

Each Board committee's self-evaluation addresses matters the committee considers relevant to its performance, including a review and assessment of the adequacy of the committee's charter. A report on each committee's self-evaluation is presented to the Board.

Meeting Attendance
Our Corporate Governance Guidelines provide that Directors are expected to regularly attend Board meetings and meetings of the committee or committees on which they serve. The Board held seven meetings during 2021 and each Director attended every Board meeting. Each Director attended 100 percent of the aggregate number of meetings held in 2021 by the committees on which they served. Ms. Thomas, who was elected to the Board on October 4, 2021, attended every Board meeting held in 2021 since she became a Director and attended every meeting held in 2021 since she became a Director for the committee on which she serves.
Directors standing for election are also expected to attend the Annual Meeting, and each Director attended the 2021 Annual Meeting.

Director Continuing Education
Ongoing development is an important aspect of governance. In addition to the frequent updates on corporate governance practices and requirements provided by the Company, Directors are asked to attend educational seminars, and to share their experiences with the other Directors. During 2021, Directors attended educational courses presented by outside entities on a variety topics including:
strategic issues facing the power and utility industry; investor perspectives; understanding the energy industry; utility trends; regulatory trends and challenges; return-to-the-workplace challenges and opportunities; the role of the board in ESG; ESG metrics and investor disclosures; ESG stakeholder communication strategy; human capital oversight; crisis management; financial reporting; trends in corporate governance; board refreshment; board composition; and board evaluations.

In addition, Directors attended educational presentations hosted by the Company in 2021 covering the following topics: clean energy landscape and opportunities; large-power utility customer perspective on the steel industry, sustainability, competition, and Minnesota's Iron Range; and forward market trends.

Stock Ownership Guidelines
The Corporate Governance Committee has determined that non-employee Directors, as well as executive officers, should have an equity interest in the Company. The CGC believes that such equity ownership aligns the Directors' interests with those of the Company's shareholders. Accordingly, the Board has adopted stock ownership guidelines.

Directors are expected to own at least 500 shares of Common Stock prior to their election to the Board. Further, within five years of their election to the Board, non-employee Directors are expected to own shares worth at least five times the amount of the annual cash retainer paid to Directors. Executive stock ownership guidelines are discussed in the CD&A on page 49.

The CGC regularly reviews the stock ownership guidelines and may recommend changes to the Board as it deems appropriate.

Related Person Transactions
The Board recognizes that in the ordinary course of business, transactions may occur between ALLETE and its subsidiaries and entities with which some of our Directors and officers are or may have been affiliated. Such transactions are evaluated in accordance with ALLETE's Related Person Transaction Policy, which was last reviewed in 2022 and approved by the Board in July 2020 and is available at www.allete.com/Governance.

Related persons include Directors, Director nominees, executive officers, and five percent shareholders, as well as their immediate family members and any entity controlled by these individuals or in which these individuals have a substantial financial interest.

The Related Person Transaction Policy applies to a financial transaction or arrangement, or a series of similar transactions or arrangements, which exceeds $25,000 annually or $6,250 quarterly, in which a related person has or will have a direct or indirect material interest.

Transactions between the Company and a related person generally require advance approval by the Corporate Governance Committee. If a new situation arises where advance approval is not practical, it is discussed with the Chair of the CGC, or with another CGC member designated by the Committee; an appropriate response might include subsequent ratification by the CGC.

The CGC also periodically reviews and assesses related person relationships to ensure ongoing fairness to the Company. Any member of the CGC who has an interest in a transaction will abstain from voting, but may participate in the discussion if invited to do so by the CGC Chair, or the Lead Director if the CGC Chair has an interest in the transaction.

The CGC considers factors it deems relevant in determining whether to approve a related person transaction, including:

•the extent of the related person's interest in the transaction;
•the availability of comparable products or services from non-related persons;
•whether the transaction is on terms comparable to those that could be obtained in an arm's-length dealing with an unrelated third party;
•the business reasons to enter into the transaction;
•whether the transaction could impair the independence of a Director;
•whether the annual amount involved exceeds the greater of $200,000 or 5 percent of the recipient's gross revenues for the year; and
•whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect relationship of the related person, and the ongoing nature of any proposed relationships.

Communications between Shareholders and Other Interested Parties and the Board
We believe that it is an important aspect of corporate governance to facilitate direct communication between the Board and shareholders and other stakeholders. Shareholders and other stakeholders may communicate directly with our Board, with any specified group of Directors, such as a Board committee or the non-management Directors, or with any individual Director. Such communications should be in writing and addressed to the Lead Director, c/o Corporate Secretary, ALLETE, Inc., 30 West Superior Street, Duluth, MN 55802. Communications that are determined to be primarily commercial in nature, such as business solicitations and advertisements, will not be forwarded to the Board.

ITEM NO. 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION ________________________________________________________________

We are asking our shareholders to cast a non-binding, advisory vote approving compensation for our NEOs as reported in this Proxy Statement.

ALLETE's executive compensation program is designed to enhance shareholder value while attracting and retaining experienced, qualified executives. To fully understand ALLETE's 2021 executive compensation, we encourage you to read the CD&A, starting on page 33 as well as the compensation tables and narrative disclosures that follow the CD&A. Those sections describe how our compensation programs are designed to achieve ALLETE's compensation objectives and provide detailed information on the 2021 compensation of our NEOs. We believe our executive compensation program reflects a pay-for-performance philosophy and is aligned with shareholders' long-term interests.

This proposal, commonly known as "say-on-pay," is required under Section 14A of the Exchange Act. Although this say-on-pay vote is advisory and not binding on the Company, the Compensation Committee and the Board will review the voting results and will take the outcome of the vote into account when considering future executive compensation decisions.

We have determined to hold a say-on-pay vote each year until the next non-binding, advisory shareholder vote on how frequently to hold the say-on-pay vote, commonly known as "say-on-frequency." The next say-on-frequency vote will be held no later than the 2023 Annual Meeting.

The Board recommends a vote “FOR” the advisory vote to approve executive compensation.

COMPENSATION DISCUSSION AND ANALYSIS
________________________________________________________________

This CD&A explains ALLETE's executive compensation program and 2021 compensation for the following NEOs:

Bethany M. Owen	Chair, President, and CEO
Steven W. Morris	Senior Vice President and CFO
Robert J. Adams	Senior Vice President; former CFO
Nicole R. Johnson	Vice President and Chief Administrative Officer
Margaret A. Thickens	Vice President, Chief Legal Officer, and Corporate Secretary
Mr. Adams served as Senior Vice President and CFO for all of 2021. In January 2022, Mr. Adams announced his plan to retire from the Company in June 2022. On February 9, 2022, Mr. Morris was appointed Senior Vice President and CFO, succeeding Mr. Adams as CFO.

EXECUTIVE SUMMARY

Compensation Philosophy
Our executive programs are designed to align NEO's interests with the interests of our shareholders and other stakeholders. Our compensation philosophy is based on these fundamental principles:
•We link compensation to performance.
•We balance compensation elements.
•Our compensation is competitive and aligned with ALLETE's core values.
•The ECC and the Board exercise independent judgment.
•We require executive stock ownership to align executives' interests with shareholders' interests.
•We consider tax and accounting rules.

Compensation Practices

What We Do
☑	Ensure that a substantial portion of each NEO's compensation is variable, at-risk, and subject to performance-based metrics.
☑	Cap incentive compensation.
☑	Use multiple metrics to measure performance.
☑	Use an independent compensation consultant.
☑	Require executive stock ownership.
☑	Require each NEO to hold shares until satisfying stock ownership guidelines.
☑	Prohibit hedging, pledging, and short sales.
☑	Require a double-trigger for a CIC Severance Plan payment.
☑	Apply a compensation recovery ("clawback") policy to incentive compensation.

What We Don't Do
☒	Enter into employment agreements with our NEOs.
☒	Pay dividend equivalents on unvested RSUs or unearned performance shares.
☒	Award stock options.
☒	Provide excessive perquisites.
☒	Pay tax gross-ups (except on relocation expenses paid under ALLETE's broad-based policy).

2021 Performance for Incentive Compensation
NEOs have a significant portion of their compensation tied to Company performance. Annual incentives focus on achieving annual financial, strategic, operational, and safety goals. Long-term incentives facilitate stock ownership and reward long-term growth and profitability. As explained in this CD&A, ALLETE's 2021 performance directly affected each NEO's 2021 compensation.

Annual Incentive Compensation Performance
Annual incentives reward shorter-term strategic goals as well as operational and values-based accomplishments. Our AIP rewards one-year financial performance measured by net income and cash from operating activities, subject to certain adjustments that are described in more detail beginning on page 43. To calculate the financial goals for annual incentive purposes, the ECC established at the beginning of the performance period certain adjustments. The ECC also determined at the beginning of the plan year that it would make any determinations on a case-by-case basis regarding discrete, non-recurring events that might occur during the plan year.

As disclosed in ALLETE's 2021 Annual Report on Form 10-K, Net Income Attributable to ALLETE for the year ended December 31, 2021, prior to adjustment, was $169.2 million (compared to $174.2 million for 2020). As described in detail on page 45, for AIP purposes, Net Income Attributable to ALLETE was decreased by $1.9 million after excluding ALLETE Properties financial results.

As disclosed in ALLETE's 2021 Annual Report on Form 10-K, Cash from Operating Activities for 2021, prior to adjustment, was $263.5 million (compared to $299.8 million for 2020). As described in detail on page 45, for AIP purposes, Cash from Operating Activities was increased by $69.2 million to reflect:
(1) the exclusion of a pension contribution made in cash; (2) the exclusion of cash associated with ALLETE Properties operations; (3) asset decommissioning expenses that were not budgeted; (4) a method-of-accounting change for the Minnesota Power fuel adjustment clause; and (5) an adjustment for ALLETE Clean Energy build-own-transfer construction projects included in inventory.

In addition to financial metrics, the annual incentive also measures performance relative to strategic, operational, and safety goals. Strategic goals vary from year to year, but generally focus on our ability to grow our business, address changing expectations of customers and stakeholders, and improve our operating efficiency. Operational goals are tied to ALLETE's reliability performance and safety goals measure safety performance. For 2021, the ECC determined that the Company’s strategic performance fell between target and superior. This rating was based on the ECC's evaluation of the Company’s performance in addressing customer competitiveness and advancing sustainability. The ECC determined that the Company's operational performance fell between threshold and target and the safety goals were not met due to an employee fatality.

As shown in the following chart, financial results along with performance on strategic, operational and safety goals, resulted in an ALLETE annual incentive payout for 2021 that equaled 115.3 percent of target (compared to 100.3 percent in 2020).

2021 AIP Results
Financial Metrics
Measurement	Threshold	Target	Superior	Actual	Weighting	Unweighted Results	Payout
Net Income	$149.0 million	$165.6 million	$182.2 million	$167.3 million	50.0%	110.2%	55.1%
Cash from Operating Activities	$291.8 million	$324.2 million	$356.6 million	$332.8 million	20.0%	126.5%	25.3%
Strategic Goals
	Threshold	Target	Superior	Actual	Weighting	Unweighted Results	Payout
Competitiveness and Sustainability	Advance Customer Competitiveness			Between Target and Superior	10.0%	180.0%	18.0%
	Advance Sustainability			Between Target and Superior	8.0%	150.0%	12.0%
Operational Goals
	Threshold	Target	Superior	Actual	Weighting	Unweighted Results	Payout

Outage Duration	50th percentile	62.5th percentile	75th percentile	Between Target and Threshold	2.0%	32%	0.64%
Outage Frequency	50th percentile	62.5th percentile	75th percentile	Between Target and Threshold	2.0%	25%	0.50%
Outage Interruptions	50th percentile	62.5th percentile	75th percentile	Above Target	2.0%	187%	3.74%
Safety Goals
	Threshold	Target	Superior	Actual	Weighting	Unweighted Results	Payout
Safety Observations	98%	N/A	N/A	Threshold	2.0%	100%	0%
Safety Incident Rate	60th percentile	75th percentile	80th percentile	Below Threshold	2.0%	0%	0%
Safety Severity Rate	60th percentile	75th percentile	80th percentile	Below Threshold	2.0%	0%	0%

					Total		115.3%

Long-Term Incentive Compensation Performance
Long-term incentives reflect performance over multi-year periods. PSAs awarded under the LTIP, reward TSR relative to peer group companies over a three-year period. ALLETE's TSR for the three-year period ended December 31, 2021, was negative 3.1 percent, ranking us in the 5th percentile among the peer group, which was below threshold and resulted in no performance share payout for PSAs that were granted in 2019.

2019 - 2021 LTIP Results
TSR Ranking Relative to Peer Companies

	85th percentile	Superior
	50th percentile	Target

	30th percentile	Threshold
Actual: 5th percentile à

2021 Compensation Decisions
Our 2021 executive compensation program remained materially consistent with prior years. The ECC based its compensation decisions on business factors, peer company compensation data, and pay-for-performance compensation analysis from Pearl Meyer, its independent compensation consultant. The ECC also considers each NEO's role, their performance, and other relevant factors, including the most recent shareholder advisory vote on executive compensation.

The ECC increased base salaries for all NEOs in 2021. Ms. Owen's base salary increased by 18 percent in recognition of her performance in the CEO role to which she was promoted in 2020 and to bring her compensation closer to market. Mr. Morris and Mr. Adams each received a base salary increase of 4 percent and Ms. Johnson and Ms. Thickens each received a base salary increase of 5 percent. These increases were in recognition of their performance in their respective 2021 roles and to align compensation with or bring compensation closer to the market median.

The AIP target opportunities were increased in 2021 for Ms. Owen, Mr. Morris, and Ms. Thickens, and the LTIP target opportunities were increased for Ms. Owen and Mr. Morris. These increases reinforced the alignment of pay for performance and, for Ms. Owen and Ms. Thickens, brought their total target compensation closer to the market median; Mr. Morris' 2021 annual and long-term incentive compensation opportunity increases aligned with the market median. These annual incentive opportunities and the total target long-term incentive opportunity increases were as shown below:

	Target AIP Opportunity (% of Base Salary)			Target LTIP Opportunity ($)
	2021	2020		2021	2020
Ms. Owen	85%	80%	Ms. Owen	$700,000	$600,000
Mr. Morris	45%	40%	Mr. Morris	$175,000	$150,000
Ms. Thickens	45%	40%

In each case, the total long-term incentive opportunity increase was allocated 75 percent to target PSA opportunity (Ms. Owen–$75,000 increase and Mr. Morris–$18,500 increase) and 25 percent to RSUs (Ms. Owen–$25,000 increase and Mr. Morris–$6,500 increase).

The 2021 changes described in this section better aligned the NEOs' total compensation with that of ALLETE's peer companies; total compensation, however, remained below the market median for all NEO's, except that Mr. Morris' total 2021 compensation aligned with the market median.

COMPENSATION ELEMENTS SUMMARIZED: WHAT WE PAY AND WHY

	Element	Key Characteristics	Why We Pay this Element	How the Amount is Determined	2021 Decisions and Outcomes
Fixed	Base Salary	Competitive cash compensation.	Helps attract and retain executive talent.	We consider market data and other information from the ECC's independent compensation consultant, as well as experience, responsibilities, role within the executive group, and individual performance.	Base salary increases:
 Ms. Owen–18 percent;
 Mr. Morris–4 percent;
 Mr. Adams–4 percent;
 Ms. Johnson–5 percent; and
 Ms. Thickens–5 percent.
Increases reflected job performance and were designed to bring base compensation to, or closer to, the market median.
Variable: Short-term Incentive	AIP	Payable in cash based on achievement of annual goals including financial targets, strategic and operational goals linked to operational objectives, and safety goals.	Rewards achievement of annual financial, strategic, operational, and safety goals.	The ECC approves performance measures, targets, and individual award opportunities, sets terms, and has discretion to reduce, increase, or eliminate awards.	ALLETE achieved above-target performance for net income, cash flow from operating activities, and strategic and operational goals; no payout for safety goals; resulting in payout of 115.3 percent of target.
Variable: Long-term Incentive	PSAs with TSR Metric	Payable in Common Stock at the end of the performance period based on achieving
		relative TSR goal over a three-year period; 37.5% of total target LTIP opportunity for the 2020-2022 and 2021-2023 performance periods.	Links NEO pay to performance; facilitates stock ownership, aligns NEO's interests with long-term shareholder value; and helps retain executive talent.	ALLETE's TSR relative to peer companies at the end of the three-year period determines the payout factor. Dividend equivalent shares are paid in connection with earned PSAs.
ALLETE's TSR for the three-year performance period ending December 31, 2021, ranked 5th percentile among peer group, resulting in no payout.

For the 2019-2021 performance periods, the TSR metric applied to 75% of the total target LTIP opportunity.

PSAs with EPS CAGR Metric	Payable in Common Stock at the end of the performance period based on achieving
		EPS CAGR goal over a three-year period; 37.5% of total target LTIP opportunity for the 2020-2022 and 2021-2023 performance periods.	Links NEO pay to performance; facilitates stock ownership, aligns NEO's interest with financial measures important to Company growth; and helps retain executive talent.	ALLETE's EPS CAGR at the end of the three-year period determines the payout factor. Dividend equivalent shares are paid in connection with earned PSAs.	New performance metric beginning with the 2020-2022 performance period.
	RSUs	Payable in Common Stock at the time of vesting; 25% of total target LTIP opportunity; subject to time-based vesting.	Coupled with PSAs, facilitates stock ownership, aligns the interests of executive officers with long-term shareholder value, and helps retain executive talent.	One RSU entitles the NEO to receive one share of Common Stock (and dividend equivalents) when the RSU vests at the end of a three-year period.	RSUs granted in 2019 vested on December 31, 2021.

PROCESS FOR DETERMINING EXECUTIVE COMPENSATION

The ECC establishes our executive compensation philosophy and objectives and oversees the administration of our executive compensation programs. The ECC sets the CEO's compensation, which is reviewed and ratified by the Board without the CEO's participation. In setting the CEO's compensation, the ECC considers the Board's annual evaluation of the CEO's performance, which assesses performance relative to a broad spectrum of desired leadership and effectiveness attributes established by the Board. The ECC also compares the CEO's compensation to the compensation of CEOs at other investor-owned electric utilities. Compensation benchmarking data is adjusted for the Company's size as measured by revenue and provides a market context for the ECC's decisions. The ECC also approves the compensation of the other NEOs after considering the CEO's recommendations regarding such compensation.

At the beginning of each year, the ECC, with the CEO's recommendation, approves performance goals and measures, award dates, performance or vesting periods, and forfeiture provisions for annual and long-term incentive awards.

As part of our ongoing commitment to monitor pay-for-performance alignment, in October 2021, the ECC reviewed Pearl Meyer's 2020 pay-for-performance analysis, which confirmed our view that our executive compensation programs are linked to performance, balanced, fair, competitive, and contain mainstream provisions.

Role of Management
For all NEOs, the CEO makes compensation recommendations to the ECC based, in part, on each NEO's experience and responsibility level and the CEO's assessment of the NEO's performance. The CEO works with each NEO to identify individual goals that are aligned with strategic objectives within each NEO's scope of responsibility. The CEO reviews each NEO's performance during the year identifying accomplishments, areas of strength, and areas for development. The CEO bases her evaluation on her knowledge of the NEO's performance and discussions with each NEO about their self-assessment. The CEO's recommendation is also based on the executive compensation studies described on the following page. The CEO also recommends to the ECC financial and non-financial performance measures and target opportunities under the Company's incentive compensation plans.

Compensation Consultant Independence
The ECC's independent compensation consulting firm for 2021 was Pearl Meyer. Pearl Meyer is engaged by, and reports directly to, the ECC. The ECC has the sole authority to hire or terminate its compensation consultant. It is the ECC's policy that its Chair pre-approve any additional services its independent compensation consultant performs for management. The ECC reviewed and confirmed Pearl Meyer's independence in 2021.

Executive Compensation Studies
Annually, the ECC reviews the peer group that ALLETE uses for compensation benchmarking purposes. Compensation benchmarking is based on published salary surveys and proxy statement data from compensation benchmarking peer companies. Because there is a strong correlation between executive compensation pay levels and company size, the ECC compares executive pay levels with those at companies that are similar in size to ALLETE as measured by market capitalization and revenue. ALLETE's compensation peer group was made up of a subset of all the companies in the EEI Index in 2020, which is the group used to determine the Company's relative TSR under the LTIP. Even within this subset, however, the companies range in size significantly. Accordingly, the compensation data is size-adjusted to establish appropriate market compensation comparisons for ALLETE. In 2020, the ECC approved the following 15-company peer group for 2021, which is the same peer group that the ECC approved for the prior year:

Compensation Benchmarking Peer Group
Alliant Energy Corporation	IDACORP, Inc.	Otter Tail Corporation
Avista Corporation	MDU Resources Group, Inc.	PNM Resources, Inc.
Black Hills Corporation	MGE Energy, Inc.	Pinnacle West Capital Corporation
El Paso Electric Company	NorthWestern Corporation	Portland General Electric Company
Hawaiian Electric Industries, Inc.	OGE Energy Corp.	Unitil Corporation

In October 2020, the ECC directed Pearl Meyer to conduct two compensation benchmarking studies for ALLETE: one for the CEO and another for the other NEOs. These studies provided a basis for compensation recommendations made in 2021.

The CEO benchmarking study compared Ms. Owen's compensation to an external market using size-adjusted data from published surveys and compensation data disclosed in the proxy statements of the 15-company peer group. The study also analyzed CEO pay-for-performance practices and effectiveness. The Pearl Meyer report indicated that ALLETE's CEO compensation elements were consistent with the compensation elements generally available to CEOs. The report further indicated that Ms. Owen's base salary, annual incentive opportunity and long-term incentive opportunity were each below the 25th percentile of market median. In setting the CEO's compensation for 2021, the ECC also considered Ms. Owen's tenure in the position.

Pearl Meyer's analysis also compared the other NEO's base salaries and annual and long-term incentive opportunities to market data using the same survey sources and proxy statement data used in the CEO analysis. The Pearl Meyer report indicated that base salaries, annual incentive opportunities, and long-term incentive opportunities for the other NEOs were, to varying degrees, below market median. In addition to relying on the independent analysis for the other NEOs, the CEO and ECC also considered each NEO's specific roles within the organization and tenure in their position.

Using these processes, ECC made the following determinations in 2021: (1) each NEOs' compensation included appropriate elements; (2) Ms. Owen's base salary, AIP target opportunity, and LTIP target opportunity should be increased; (3) Mr. Morris' base salary, AIP target opportunity, and LTIP target opportunity should be increased; (4) Ms. Thickens' base salary and AIP target opportunity should be increased; and (5) Mr. Adams' and Ms. Johnson's base salaries should be increased.

HOW WE LINK EXECUTIVE PAY TO PERFORMANCE

A significant portion of our NEO's compensation is tied to Company performance. Annual incentives focus on achieving annual financial, strategic, operational, and safety goals. Long-term incentives reward long-term profitability, facilitate stock ownership, and provide an incentive to remain employed with the Company.

Total compensation generally increases as position and responsibility increase; at the same time, a greater percentage of total compensation is tied to performance, and therefore at risk, as reflected in our NEOs' annual and long-term incentive opportunities.

We consider market data and Pearl Meyer's advice in setting executive compensation. We establish market ranges for our NEOs' compensation using data from investor-owned electric utilities. In setting individual compensation, we consider experience in the position, performance, job responsibilities, and relative role among the executive management group. If market data were insufficient to establish a range for a specific position, we would also consider internal equity among our NEOs, taking into account the relative responsibilities for each position.

We generally set compensation so that when target performance is achieved under the Company's incentive compensation plans, total compensation is near the market median of ALLETE's compensation peer group. Consistent with our pay-for-performance philosophy, NEOs earn higher compensation when actual performance exceeds target goals. Conversely, when the Company does not meet target goals, total compensation will generally fall below the median.

2021 total compensation opportunity for the NEOs was divided between base salary and incentive opportunities. The charts below illustrate the breakdown of compensation elements expressed as a percentage of total target compensation:

The chart on the right reflects an average, for all NEOs except Ms. Owen, of the percentage of total target compensation that is represented by each compensation element. For both charts, total target compensation is calculated using the NEOs' 2021 target opportunities for annual and long-term incentives and base salary as of December 31, 2021.

Annual Incentive Awards
At the beginning of each year, the ECC, with the CEO's recommendations, approves performance measures and targets for the annual incentive awards, as well as individual target award opportunities. The ECC has discretion to establish the terms of annual incentive awards and also the ability to reduce, increase, or eliminate awards, regardless of whether applicable performance goals have been achieved. The ECC sets annual incentive opportunity levels such that if the Company achieves target goals, the combination of salary and annual incentives will result in total cash compensation near the market median for ALLETE's compensation peer group.

2021 AIP Target Opportunities
AIP Target Opportunity as a Percentage of Base Salary
Ms. Owen	85%
Mr. Morris	45%
Mr. Adams	65%
Ms. Johnson	45%
Ms. Thickens	45%

The 2021 AIP performance goals, weighting, and measures, for all NEOs were as follows:

AIP Performance Goals, Weighting, and Measures
Performance Goals	Weighting	Measures
		Threshold	Target	Superior
Net Income[1]	50%	$149.0 million	$165.6 million	$182.2 million
Cash from Operating Activities[2]	20%	$291.8 million	$324.2 million	$356.6 million
Strategic	18%	Described Below
Operational	6%
Safety	6%
1    Threshold net income was set at 90 percent of the Company's budgeted net income, target was set at budget, and superior was set at 110 percent of budget. Net income for annual incentive calculation purposes is described in more detail below.
2    Threshold cash from operating activities goal was set at 90 percent of the Company's budgeted cash from operating activities; target goal was set at budget, and superior goal was set at 110 percent of budget. Cash from operating activities for annual incentive calculation purposes is described in more detail below.

AIP Financial Goals
The 2021 AIP financial measures, established at the beginning of the 2021 plan year, were net income (weighted at 50%) and cash from operating activities (weighted at 20%). The ECC selected net income because it is a widely-used financial performance measure that reflects the combination of revenue generation and expense management. Cash from operating activities was selected because it indicates the Company's ability to generate funds internally for capital projects, to repay debt, and to pay dividends and interest. Both measures also can affect the Company's stock price.

•Net Income. For AIP purposes, net income means Net Income Attributable to ALLETE excluding ALLETE Properties financial results.

•Cash from Operating Activities. For AIP purposes, cash from operating activities means Cash from Operating Activities adjusted to reflect: (1) the exclusion of a pension contribution made in cash; (2) the exclusion of ALLETE Properties operations; (3) asset decommissioning expenses that were not budgeted; (4) a method-of-accounting change for the Minnesota Power fuel adjustment clause; and (5) an adjustment for ALLETE Clean Energy build-own-transfer construction projects included in inventory.

With respect to both the Net Income and Cash from Operating Activities metrics, the ECC established specific exclusions and adjustment guidelines at the beginning of the performance period.

AIP Strategic, Operational, and Safety Goals
AIP also rewards strategic, operational, and safety performance. Each year, the ECC reviews the allocation between financial goals and strategic, operational, and safety goals. For 2021, our strategic, operational, and safety goals remained at a combined 30 percent of the overall opportunity and the achievement of these goals is measured independently of the financial goals. Therefore, it would have been possible to earn an annual incentive payout based on achieving strategic, operational, and safety goals even if financial goals had not been met.

Strategic, operational, and safety goals are both linked to strategic and operational objectives and aligned with ALLETE's core values: integrity, safety, employee growth, community engagement, and environmental stewardship.

ALLETE's 2021 strategic goals were to advance both customer competitiveness and sustainability. Specific sustainability goals encompassed continuing to reduce carbon emissions, advancing diversity, equity, and inclusion in our workforce, supply chain, and community giving, and enhancing sustainability communication and disclosures. Our 2021 operational goals were designed to demonstrate ALLETE's commitment to customer service as measured by goals relating to system reliability. Specifically, operational goals focused on system reliability and were measured quarterly by the System Average Interruption Duration Index, System Average Interruption Frequency Index, and Customer Average Interruption Duration Index relative to the EEI utilities' three-year average results. Safety goals were designed to demonstrate continuous safety improvement, which we measure based on both leading and lagging indicators. Safety goals included tracking the number and severity of incidents recorded with the Occupational Safety and Health Administration and implementing proactive safety measures designed to support "zero injury" efforts. An employee fatality, or a willful disregard of environmental, reliability, or any Federal Energy Regulatory Commission regulation or standard, results in a reduction to or non-payout for safety goals.

The CEO, with input from senior management, reports the progress made on strategic goals and operational and value goals to the ECC. The ECC then determines the extent to which performance targets have been achieved.

2021 AIP Results
The NEOs earned 115.3 percent of their 2021 target annual incentive opportunity (compared to 100.3 percent in 2020). As disclosed in ALLETE's 2021 Annual Report on Form 10-K for the year ended December 31, 2021, Net Income Attributable to ALLETE was $169.2 million (compared to $174.2 million for 2020). Cash from Operating Activities was $263.5 million (compared to $299.8 million for 2020).

To calculate the financial goals for AIP purposes, the ECC established specified exclusions and adjustment guidelines at the beginning of the plan year. The ECC also determined at the beginning of the plan year that it would evaluate on a case-by-case basis the effect of discrete, non-recurring events that might occur during the plan year.

The predetermined exclusion of ALLETE Properties financial results caused a decrease in our 2021 net income for AIP purposes. After this exclusion, 2021 net income for AIP purposes was slightly above target at $167.3 million.

As disclosed in ALLETE's 2021 Annual Report on Form 10-K, Cash from Operating Activities for 2021, prior to adjustment, was $263.5 million (compared to $299.8 million for 2020).Adjustments resulted in an overall increase of $69.2 million to cash from operating activities for AIP purposes. Based on predetermined exclusions, the ECC adjusted cash from operating activities for AIP purposed to exclude: (1) a pension contribution made in cash (increased cash from operating activities by $10.3 million); (2) ALLETE Properties operations (decreased cash from operating activities by $2.2 million); and (3) asset decommissioning costs that were not budgeted (decreased cash from operating activities by $1.1 million). In addition, the ECC made discretionary adjustments based on its review of the following: (1) a method-of-accounting change for the Minnesota Power fuel adjustment clause (increased cash from operating activities by $56.4 million); and (2) ALLETE Clean Energy build-own-transfer construction projects included in inventory (increased cash from operating activities by $5.8 million). After these adjustments, 2021 cash from operating activities for AIP purposes was slightly above target at $332.8 million.

With respect to strategic and operational goals, we achieved a combined level that fell between target and superior; there was no award payout in connection with the safety goals due to an employee fatality.
The AIP results were calculated as follows:

2021 AIP Payout
Performance Goal	Weighting	Unweighted Results	Payout[1]
Net Income	50%	110.2%	55.1%
Cash from Operating Activities	20%	126.5%	25.3%
Strategic Goals	18%	166.7%	30.0%
Operational Goals	6%	81.7%	4.9%
Safety Goals	6%	0.0%	0.0%
Total	100%		115.3%
1    Payout is expressed as a percentage of the NEO's annual incentive target opportunity.

The ECC believes that the AIP provides appropriate motivation and does not encourage excessive business risks because it has multiple goals that align with the objectives of different stakeholders (e.g., shareholders, customers, regulators, and employees). The annual incentive provides payment opportunity levels that are market-competitive, and includes a cap on the maximum award amount.

Long-Term Incentive Awards: PSAs and RSUs
We use long-term incentive compensation to reward executives for achieving business objectives that are designed to grow long-term shareholder value. The time-vesting and forfeiture provisions associated with long-term incentive compensation also encourage NEOs to stay with the Company. Long-term incentive compensation elements consist of PSAs and RSUs.

The ECC grants the PSAs and RSUs under the LTIP at the beginning of each year. Although the ECC can make additional grants at other times of the year, it did not do so in 2021 for any NEO. We do not time equity awards to the release of material, non-public information. ECC meeting schedules are generally set six months prior to the start of the calendar year.

Performance Share Awards (PSAs)
PSAs reward executives for performance over a three-year period. Rewarding executives for creating long-term shareholder value links pay to performance.

For all outstanding performance periods, performance is measured, in whole or in part, by ALLETE's TSR (i.e., the investment return for a share of Common Stock, assuming full dividend reinvestment) relative to a group of peer companies. The ECC selected relative TSR because it measures the value shareholders realize from their investment in Common Stock as compared to investment opportunities available in comparable companies. Beginning with the 2020-2022 performance period, performance also will be measured by EPS CAGR. The ECC selected EPS CAGR because it measures, in absolute terms, how the Company's earnings per share over the three-year period compares to our established long-term growth objectives.

The performance period begins on the first day of the three-calendar-year performance period. The amount of the payment with respect to any award is determined at the end of the three-year period. In 2021, NEOs were granted PSAs for the three-year performance period beginning on January 1, 2021, and ending on December 31, 2023.

For the 2021-2023 performance period, target relative TSR was set at the 50th percentile among the peer group, with threshold set at the 30th percentile, and superior set at the 85th percentile. If ALLETE's relative TSR percentile at the end of the performance period falls below threshold, no PSAs will be earned. Straight-line interpolation will be used to determine earned awards based on a relative TSR percentile result between threshold, target, and superior.

For all outstanding performance periods, ALLETE's TSR was or will be compared to the TSR of a peer group made up of the companies in the EEI Stock Index. The ECC believes that the companies comprising the EEI Stock Index reflect comparable investment alternatives available to shareholders. The specific peer group we use consists of all the companies that were in the EEI Stock Index as of December 31 of the last year in each three-year performance period, and that have been in the EEI Stock Index for at least three full years as of that date.

The EEI Stock Index companies as of December 31, 2021, based on information published as of that date, were as follows:

TSR Peer Group Companies*
Alliant Energy Corporation	Entergy Corporation	Otter Tail Corporation
Ameren Corporation	Evergy, Inc.	PG&E Corporation
American Electric Power Company	Eversource Energy	Pinnacle West Capital Corporation
Avangrid, Inc.	Exelon Corporation	PNM Resources, Inc.
Avista Corporation	FirstEnergy Corp.	Portland General Electric Company
Black Hills Corporation	Hawaiian Electric Industries, Inc.	PPL Corporation
CenterPoint Energy, Inc.	IDACORP, Inc.	Public Service Enterprise Group, Inc.
CMS Energy Corporation	MDU Resources Group, Inc.	Sempra Energy
Consolidated Edison, Inc.	MGE Energy, Inc.	The Southern Company
Dominion Energy, Inc.	NextEra Energy, Inc.	Unitil Corporation
DTE Energy Company	NiSource, Inc.	WEC Energy Group, Inc.
Duke Energy Corporation	NorthWestern Corporation	Xcel Energy Inc.
Edison International	OGE Energy Corp.
* Companies can be dropped from or added to the EEI Stock Index during the performance period due to mergers or other activities. If a company is dropped from the EEI Stock Index during the performance period, no information related to that company will be included in the performance calculation. A company that is newly added to the EEI Stock Index after the start of the performance period also will be excluded from the performance calculation. If a company in the EEI Stock Index at the beginning of a performance period undergoes a corporate restructuring during the performance period and the company remains in the EEI Stock Index following the transaction, the company will be included in the performance calculation. During 2019, SCANA Corporation merged with Dominion Energy, Inc., and Vectren Corporation merged with CenterPoint Energy, Inc. During 2020, El Paso Electric was dropped from the EEI Stock Index after being acquired by a private investment fund.

During the three-year performance period ending on December 31, 2021, ALLETE's shareholders realized a TSR of negative 3.1 percent, ranking us in the 5th percentile of the peer group companies, and resulting in no PSA payout.

For the 2020-2022 performance period, EPS CAGR will be measured using as a baseline ALLETE's EPS for the year ending December 31, 2019, adjusted to exclude the gain on the sale of U.S. Water Services and results from U.S. Water Services operations, and calculating ALLETE's annual EPS, with those exclusions, at the end of the three-year performance period. For the 2021-2023 performance period, EPS CAGR will be measured using as a baseline ALLETE's EPS for the year ending December 31, 2020 and calculating ALLETE's annual EPS at the end of the three-year performance period. Target was set at the midpoint of earnings guidance, or six percent, with threshold at four percent, and superior at eight percent. If the EPS CAGR percentage result at the end of the performance period is below threshold, no PSAs with the EPS CAGR performance metric will be earned. Straight-line interpolation will be used to determine earned awards based on the EPS CAGR percentage result between threshold, target, and superior.

Restricted Stock Units (RSUs)
RSUs are used as a retention incentive and to encourage stock ownership. One RSU entitles the NEO to receive one share of Common Stock and accrued dividend equivalents after the RSU vests at the end of a three-year period.

The table below shows 2021 LTIP target opportunities for the NEOs. For all NEOs, the target opportunities were allocated as follows: 75 percent to PSAs (half of which use relative TSR as the performance metric and half of which use EPS CAGR as the performance metric) and 25 percent to RSUs. The Company retained Mercer to calculate the estimated fair value of PSAs. For PSAs with relative TSR as the associated performance measure, the estimated fair value reflects a modeled probability of achieving the performance goals, employing a Monte-Carlo simulation model that uses an underlying Black-Scholes methodology. The target number of PSAs (TSR) is determined by dividing each NEO's target award opportunity—shown in the table below—by $71.50 the estimated fair value of a PSA (TSR) as of December 31, 2020. For PSAs with EPS CAGR as the associated performance metric, the valuation was calculated using a per-share value of $61.94, the closing price for Common Stock on December 31, 2020. The number of RSUs granted to the NEOs was also calculated using a per-share value of $61.94.

LTIP Target Opportunities for 2021–2023 Performance Period
	Total Target Opportunity	Allocation of Long-Term Incentive Plan Target Opportunity
		PSAs with TSR Performance Metric	PSAs with EPS CAGR Performance Metric	PSAs as % of Total Target Opportunity	RSUs	RSUs as % of Total Target Opportunity
Ms. Owen	$700,000	3,671	4,238	75%	2,825	25%
Mr. Morris	$175,000	918	1,059	75%	706	25%
Mr. Adams	$350,000	1,836	2,119	75%	1,413	25%
Ms. Johnson	$200,000	1,049	1,211	75%	807	25%
Ms. Thickens	$175,000	918	1,059	75%	706	25%

The ECC has discretion to modify or eliminate awards, whether or not performance goals have been achieved. The ECC did not exercise discretion to modify or eliminate LTIP awards during 2021.

OTHER GUIDELINES, POLICIES, BENEFITS, AND PRACTICES

Executive Stock Ownership Guidelines
We believe NEOs should be ALLETE shareholders to encourage them to act as owners and focus on long-term, sustained performance when making business decisions. We use Common Stock to fund NEO's long-term incentive compensation and a portion of the Company's contribution to NEOs'
tax-qualified, defined-contribution retirement savings plan accounts.

All NEOs are expected to own Common Stock in accordance with the share ownership guidelines that have been established by the Corporate Governance Committee as discussed on page 30. The applicable share ownership guidelines are as follows:

Executive Stock Ownership Guidelines
Position	Stock Ownership Value as Multiple of Salary
Chief Executive Officer	5X
Chief Financial Officer	3X
Other NEOs	1X

NEOs are expected to meet their stock ownership guideline within seven years after first becoming subject to the stock ownership guidelines. NEOs who are promoted to a position with a higher stock ownership expectation have five years from the promotion to meet their new guideline.

The stock ownership guidelines essentially require that each NEO retain 100% of any common stock they receive under the LTIP (after share withholding to satisfy tax obligations) until they have achieved the applicable ownership guideline.

At least annually, the Corporate Governance Committee reviews Common Stock ownership to confirm that the NEOs have met or are making reasonable progress toward their stock ownership guidelines.
The Corporate Governance Committee may, on a case-by-case basis, make adjustments to stock ownership guidelines to fit a particular situation.

Each NEO has already met or is making reasonable progress toward meeting their stock ownership guideline. Common Stock ownership levels as of March 11, 2022, and how ownership is measured against stock ownership guidelines as of March 11, 2022, are shown in the table on page 11.

Compensation Recovery Policy
Our Compensation Recovery Policy, sometimes called a clawback policy, allows ALLETE to recover incentive payments and other forms of compensation from NEOs if any of the following events occur:
•Financial restatement. In the event of an accounting restatement due to material non-compliance with financial reporting rules, we can recover any excess payments made pursuant to the AIP or the LTIP in the three-year period prior to the date on which the Company is required to prepare the restatement.
•Error. In the event of a material error in the measurement of performance criteria, we can recover any excess payments made pursuant to the AIP or the LTIP during the three years prior to the discovery of the error.
•Misconduct. If an NEO engages in criminal behavior or work-related dishonesty, we can recover any AIP awards, LTIP awards, and bonuses that were paid during and subsequent to the period of misconduct.

Shareholder Advisory Voting on Executive Compensation
Each year, shareholders cast an advisory vote on executive compensation, commonly known as a "say-on-pay." At the 2021 Annual Meeting, more than 94 percent of the votes cast by our shareholders approved the Company's 2020 executive compensation on an advisory basis.

We believe that this say-on-pay vote affirms our executive compensation philosophy and objectives. The ECC considers the result of the say-on-pay vote as it makes its compensation decisions and the most recent shareholder advisory approval was a factor in the ECC's decision not to make any fundamental changes to ALLETE's executive compensation program.

At the Company's 2017 Annual Meeting, shareholders supported the Company's recommendation to hold the advisory say-on-pay vote on an annual basis. We believe annual say-on-pay voting promotes shareholder awareness of executive compensation and allows shareholders to provide feedback on a regular basis. Annual say-on-pay voting is also consistent with ALLETE's desire to maintain effective relationships with our shareholders. We will hold a say-on-pay vote on an annual basis until the next advisory vote on the frequency of say-on-pay proposals.

Pledging, Hedging, and Short Sales by NEOs Prohibited
NEOs are prohibited from holding Common Stock in a margin account or otherwise entering into any pledge arrangement that would permit a third party to sell the securities without the NEO's consent or knowledge. In addition, NEOs may not enter into any transaction that allows them to be insulated from the full risk or reward of Common Stock ownership (i.e., hedging) and NEOs may not enter into any transaction that could result in allowing them to benefit from a decrease in the value of Common Stock (e.g., short sale).

Retirement and Other Broad-Based Benefits
We provide benefits, including retirement benefits, to attract and retain executive talent. Retirement benefits also reward long-term service with the Company. NEOs are eligible for retirement benefits under the same plans available to other eligible employees. NEOs are also eligible for supplemental retirement benefits under our supplemental executive retirement plans.

NEOs participate in a range of broad-based employee benefits, including vacation pay, sick pay, disability benefits, a flexible compensation plan, an employee stock purchase plan, group term life insurance, and both active and post-retirement health benefits.

Tax-Qualified Retirement Benefits
For NEOs, other than Ms. Thickens, who was hired after September 2006, we provide tax-qualified retirement benefits from two primary sources: (1) the RSOP, a defined-contribution retirement savings and stock ownership plan, and (2) traditional defined benefit pension plans. Since October 2006, we have emphasized delivering nonunion retirement benefits through the RSOP; therefore, for Ms. Thickens, her tax-qualified retirement benefit comes only from the RSOP. Both the RSOP and pension plan benefits are intended to be tax-qualified.

The RSOP has features of both an employee stock ownership plan and a 401(k) savings plan. NEOs may elect to defer salary into the RSOP up to the limits imposed by the Tax Code and the RSOP. In addition, we contribute to the NEOs' RSOP accounts a matching contribution of up to four percent of base salary for all NEOs, except Ms. Thickens, and up to five percent for Ms. Thickens. All NEOs, except Ms. Thickens, are also eligible for an annual Company contribution of between 8.5 percent and 11.5 percent of base salary, depending on the NEO's age. Ms. Thickens is eligible for an annual contribution of six percent. Amounts contributed by the Company to the NEOs under the RSOP are included in column (h) of the Summary Compensation Table on page 55.

The present value of each eligible NEO's pension benefits as of December 31, 2021, is shown in the Pension Benefits table on page 62. The 2021 increase in the pension benefits value for each eligible NEO is included in column (g) of the Summary Compensation Table on page 55.

Supplemental Executive Retirement Benefits
We provide supplemental retirement benefits to NEOs through the SERP, our non-tax-qualified retirement plan. Generally, the SERP is designed to provide benefits that, in the aggregate, substantially equal the benefits the NEOs would have been entitled to receive if the Tax Code did not limit the types and amounts of compensation that can be considered under tax-qualified benefit plans. Providing SERP benefits is also a recruiting and retention strategy for executive talent because it provides additional retirement planning opportunities.

The SERP has three components: a supplemental pension benefit, a supplemental defined contribution benefit, and a deferral account benefit. The SERP benefits are discussed in more detail starting on page 64.

Perquisites
The Company gives executives limited perquisites. Perquisites are tailored to the individual NEO, take into account business purpose, and may include: club memberships; reimbursement for financial and tax planning services; identity theft coverage; office parking spaces; approved travel, meal, and entertainment expenses for spouses; and executive physicals. As required by the Tax Code, we impute income to the NEOs for reimbursement of personal expenses; we provide no tax gross-ups for this imputed income.

The ECC has reviewed all perquisites and determined that they are a minimal component of total compensation and facilitate the NEOs' performance of their job responsibilities. In 2021, each NEO received less than $10,000 in perquisites.

Severance Benefits
We have no employment agreements with any of our NEOs. Under the CIC Severance Plan, NEOs could receive severance benefits in connection with a change in control of the Company. The CIC Severance Plan would provide benefits in the event of an involuntary termination of employment (or resignation following certain unfavorable changes made to an NEO's duties, compensation, or benefits) occurring within six months before, or up to two years after, a change in control. The CIC Severance Plan is designed to encourage executives to remain dedicated and objective when evaluating transactions that could result in a loss of employment in connection with a potential change in control and to minimize the risk that executives would depart prior to a change in control. The ECC believes that the most effective way to accomplish these objectives is to require both a change in control and termination of employment before severance benefits are paid. This ensures that NEOs would not receive severance benefits unless they are adversely affected by a change in control.

During 2021, the CIC Severance Plan would have provided Ms.Owen and Mr. Adams with a lump-sum severance payment equal to two and one-half times their annual cash compensation. The CIC Severance Plan would have provided Mr. Morris, Ms. Johnson, and Ms. Thickens with a lump-sum severance payment equal to two times their annual cash compensation. The CIC Severance Plan also contains a modified payment cap whereby the payment would be reduced below the Tax Code Section 280G safe harbor amount if that would result in a greater after-tax amount to the NEO than the after-tax amount that would be retained if the Company paid an unreduced benefit subject to the excise tax. We provide no tax gross-up in connection with any severance payments under the CIC Severance Plan. As it does each year, the ECC reviewed the terms of the CIC Severance Plan in 2021, in consultation with Pearl Meyer, and believes that the CIC Severance Plan aligns with mainstream practice.

The SERP II includes a change in control provision that accelerates payment of the supplemental executive retirement benefits and deferral account benefits, earned after December 31, 2004, upon a termination of employment in connection with a change in control. There are also change in control features in both the AIP and the LTIP. The change in control features in the SERP II, the AIP, and the LTIP are designed to protect NEOs from losing previously-granted benefits on account of a change in control.

The potential value of the change in control severance benefits is discussed more fully in the “Potential Payments Upon Termination or Change in Control” section starting on page 67.

Tax and Accounting Considerations
We attempt to structure NEOs' compensation in a manner that maximizes the Company's ability to recognize tax-deductions. Section 162(m) of the Tax Code limits to $1 million the amount of compensation that we may deduct in any year with respect to our NEOs and any other employee who was a covered employee for Section 162(m) purposes for any preceding taxable year. Recognizing the need to maintain flexibility in administering our executive compensation program, and changes in the tax law, the ECC has the authority to approve compensation that may not be tax deductible.

Section 280G of the Tax Code limits the amount that we may deduct for payments in connection with a change in control, commonly referred to as “parachute payments." If total payments in connection with a change in control exceed the Section 280G limits, the Company's deduction would be limited and the recipient's parachute payments would be subject to an excise tax. The CIC Severance Plan has a modified severance payment cap that limits payments to a level below the safe harbor amount provided by Tax Code Section 280G if the NEO would retain a greater after-tax amount than the after-tax amount that would be retained if the Company paid an unreduced benefit that was subject to the excise tax.

In addition to tax deductibility, we also consider the accounting implications of each compensation element. Because the primary objectives of our compensation programs are tied to performance, however, the ECC may design a compensation structure regardless of whether it qualifies for a tax deduction or more favorable accounting treatment if deemed in the Company's best interest. We do not provide tax gross-ups on payments to NEOs, except in connection with relocation expenses covered under the Company's broad-based relocation policy.

COMPENSATION COMMITTEE REPORT
________________________________________________________________

The Compensation Committee has reviewed the CD&A and discussed it with management. Based upon such review and the related discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement and ALLETE's 2021 Annual Report on
Form 10-K.

March 24, 2022

Compensation Committee
Robert P. Powers, Chair
Heidi E. Jimmerson
Madeleine W. Ludlow
Susan K. Nestegard, ex officio

EXECUTIVE COMPENSATION TABLES
________________________________________________________________

The following table sets forth information for the last three fiscal years. Information for fiscal year 2019 is not provided for Ms. Thickens because she was not an NEO prior to 2020.

Summary Compensation Table–2021
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position[1]	Year	Salary	Bonus[2]	Stock Awards[3]	Non-Equity Incentive Plan Compensation[4]	Change in Pension Value[5]	All Other Compensation[6]	Total

Bethany M. Owen	2021	$644,132	—	$757,908	$637,131	$385,368	$154,000	$2,578,539
Chair, President and CEO	2020	$537,128	—	$596,185	$434,424	$307,375	$110,232	$1,985,344
	2019	$337,450	—	$267,311	$190,388	$141,691	$73,432	$1,010,272

Steven W. Morris	2021	$298,072	—	$189,450	$156,530	$28,446	$66,123	$738,621
Senior Vice President and	2020	$285,068	—	$149,046	$116,381	$82,061	$54,231	$686,787
CFO	2019	$278,543	$25,000	$89,128	$93,545	$86,415	$61,114	$633,745

Robert J. Adams	2021	$423,942	—	$379,028	$321,576	$233,188	$103,841	$1,461,575
Senior Vice President;	2020	$405,449	—	$347,746	$268,981	$619,418	$98,319	$1,739,913
former CFO	2019	$390,626	$40,000	$311,875	$247,087	$557,208	$97,669	$1,644,465

Nicole R. Johnson	2021	$311,517	—	$216,554	$164,217	—	$62,980	$755,268
Vice President and Chief	2020	$287,127	—	$198,701	$136,051	$49,566	$63,899	$735,344
Administrative Officer	2019	$241,099	$25,000	$133,619	$104,266	$43,598	$47,570	$595,152

Margaret A. Thickens	2021	$322,896	—	$189,450	$170,216	—	$58,733	$741,295
Vice President, Chief Legal	2020	$288,497	—	$173,832	$125,351	—	$48,466	$636,146
Officer, and Corporate
Secretary
1 The principal positions shown above are as of March 11, 2022.
2    The amounts in column (d) represent discretionary cash bonuses paid to Mr. Morris, Mr. Adams, and Ms. Johnson in connection with their roles in the sale of U.S. Water Services.
3 The amounts shown in column (e) represent the actuarial value of a future payout for RSUs and PSAs granted in 2021 pursuant to the LTIP and are not amounts that were paid to the NEO in the year reported. The actual amount that the NEO will earn will depend on the extent to which long-term incentive goals are achieved and on the then-current market price of Common Stock. The actual value each NEO realized in 2021 from stock awards in prior years is shown in the "Option Exercises and Stock Vested" table on page 62. The amounts in column (e) relate to RSU and PSA opportunities awarded to the NEOs during 2021. The amounts shown reflect the grant date fair value determined in accordance with generally accepted accounting principles under ASC 718, using the same assumptions used in the valuation of compensation expenses disclosed in Note 12 to the Company's Consolidated Financial Statements contained in ALLETE's 2021 Annual Report on Form 10-K, but based on a modeled probability of reaching performance goals and excluding the effect of estimated forfeitures. All values were calculated by our consultant, Mercer. For PSAs with TSR as the performance metric, the estimated value was calculated using a Monte-Carlo simulation model with an underlying Black-Scholes methodology. For both RSUs and PSAs with EPS CAGR as the performance metric, the estimated value was calculated using the closing price of Common Stock on February 2, 2021. The grant date fair value is the total amount that we will recognize as an expense over the awards' vesting period, except that the amounts shown do not include a reduction for forfeitures.

The amounts shown in column (e) for 2021 are comprised of the following:

		PSAs*
	RSUs	PSAs with TSR Metric	PSAs with EPS CAGR Metric
Bethany M. Owen	$180,715	$306,088	$271,105
Steven W. Morris	$45,163	$76,543	$67,744
Robert J. Adams	$90,390	$153,086	$135,552
Nicole R. Johnson	$51,624	$87,466	$77,464
Margaret A. Thickens	$45,163	$76,543	$67,744
* The maximum grant date fair value for each NEO's unearned 2021 PSAs, assuming the highest level of performance were to be achieved, is as follows: Ms. Owen—$1,154,386, Mr. Morris—$288,574,
Mr. Adams—$577,276, Ms. Johnson—$329,860, and Ms. Thickens—$288,574.
4 The amounts in column (f) reflect annual incentive awards earned in 2021 and paid in 2022.
5    All amounts shown in column (g) represent the actuarial increase during 2021 in the value of benefits earned by each eligible NEO under our pension and SERP II plans, which are described in detail beginning on page 63, and were not paid to NEOs in the year reported. For Ms. Johnson, the aggregate change in the actuarial present value of her accumulated retirement benefit was negative $17,007 and, therefore, not reflected in the table. Ms. Thickens is not eligible for retirement benefits under either the pension or SERP II plan.
6 The amounts in column (h) for 2021 are comprised of the following:

	Company RSOP Contributions, Flexible Compensation Benefits, and Life Insurance Premiums	Company Contributions Under SERP II
Bethany M. Owen	$52,264	$101,736
Steven W. Morris	$50,147	$15,976
Robert J. Adams	$51,750	$52,091
Nicole R. Johnson	$42,722	$20,258
Margaret A. Thickens	$38,395	$20,338

The following Grants of Plan-Based Awards table shows the range of each NEO's annual and long-term incentive award opportunities granted for the fiscal year ended December 31, 2021. The narrative following the table describes the terms of each incentive award.

Grants of Plan-Based Awards–2021
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Award Type[1]	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards[3]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bethany M. Owen
Annual Incentive	02/02/21	$243,137	$552,585	$1,105,170	—	—	—	—	—
PSAs (TSR metric)	02/02/21	—	—	—	1,836	3,671	7,342	—	$306,088
PSAs (CAGR metric)	02/02/21	—	—	—	2,119	4,238	8,476	—	$271,105
RSUs	02/02/21	—	—	—	—	—	—	2,825	$180,715
Steven W. Morris
Annual Incentive	02/02/21	$59,734	$135,759	$271,518	—	—	—	—	—
PSAs (TSR metric)	02/02/21	—	—	—	459	918	1,836	—	$76,543
PSAs (CAGR metric)	02/02/21	—	—	—	530	1,059	2,118	—	$67,744
RSUs	02/02/21	—	—	—	—	—	—	706	$45,163
Robert J. Adams
Annual Incentive	02/02/21	$122,718	$278,904	$557,808	—	—	—	—	—
PSAs (TSR metric)	02/02/21	—	—	—	918	1,836	3,672	—	$153,086
PSAs (CAGR metric)	02/02/21	—	—	—	1,060	2,119	4,238	—	$135,552
RSUs	02/02/21	—	—	—	—	—	—	1,413	$90,390
Nicole R. Johnson
Annual Incentive	02/02/21	$62,667	$142,426	$284,852	—	—	—	—	—
PSAs (TSR metric)	02/02/21	—	—	—	525	1,049	2,098	—	$87,466
PSAs (CAGR metric)	02/02/21	—	—	—	606	1,211	2,422	—	$77,464
RSUs	02/02/21	—	—	—	—	—	—	807	$51,624
Margaret Thickens
Annual Incentive	02/02/21	$64,957	$147,629	$295,257	—	—	—	—	—
PSAs (TSR metric)	02/02/21	—	—	—	459	918	1,836	—	$76,543
PSAs (CAGR metric)	02/02/21	—	—	—	530	1,059	2,118	—	$67,744
RSU	02/02/21	—	—	—	—	—	—	706	$45,163
1    2021 annual incentive awards were made under the AIP, and PSAs and RSUs were granted under the LTIP.
2    Actual awards earned are shown in column (f) of the Summary Compensation Table on page 55.
3    These amounts reflect the grant date fair value determined in accordance with generally accepted accounting principles under ASC 718, using the same assumptions used in the valuation of compensation expenses disclosed in Note 12 to the Company's Consolidated Financial Statements contained in ALLETE's 2021 Annual Report on Form10-K for the year ended December 31, 2021, but based on a modeled probability of reaching performance goals and excluding the effect of estimated forfeitures. Amounts shown for PSAs and RSUs are the values of the awards for accounting purposes. The value an NEO realizes from performance shares with TSR as the performance metric will depend on actual Common Stock performance relative to the peer company group, as discussed beginning on page 47, and the market price of Common Stock. The value an NEO realizes on PSAs with EPS CAGR as the performance metric will depend on the Company's baseline EPS for the year ending December 31 of the year prior to the beginning of the three-year performance period and ALLETE's earnings per share at the end the three-year performance period, as discussed on page 47, and the market price of Common Stock. The value an NEO realizes from RSUs depends on the market value of Common Stock at the time of vesting.

GRANTS OF PLAN-BASED AWARDS DISCUSSION
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NEOs received incentive awards in 2021 consisting of annual incentive opportunities and long-term incentive opportunities, which were allocated between PSAs and RSUs.

Annual Incentive Opportunity
AIP awards are discussed in detail in the Compensation Discussion and Analysis section beginning on page 33. Our 2021 annual incentive goal weightings, reflected in columns (c), (d), and (e) of the Grants of Plan-Based Awards table on page 57, were as follows:

•Threshold amount shown in column (c)—the minimum AIP award, ranging from 19.8 percent to 37.4 percent of base salary as of December 31, 2021, which would be payable if net income, cash from operating activities, and strategic goals were achieved at threshold, and if there was threshold progress on operational goals and safety goals.

•Target amount shown in column (d)—the target AIP award, ranging from 45 percent to 85 percent of base salary as of December 31, 2021, which would be payable if net income, cash from operating activities, strategic goals, and if operational goals and safety goals all were achieved at the target level.

•Maximum amount shown in column (e)—maximum AIP award, ranging from 90 percent to 170 percent of base salary as of December 31, 2021, which would be payable if net income, cash from operating activities, strategic goals, and if operational goals and safety goals were achieved at the superior level.

Goal achievements that fall between threshold and target, and between target and superior, are interpolated on a straight-line basis.

The amounts shown in column (f) of the Summary Compensation Table on page 55 include AIP awards earned in 2021 at 115.3 percent of target for all NEOs. Annual incentive award amounts, expressed as a percentage of the NEO's salary, ranged from 45.6 percent to 85.8 percent.

NEOs may elect to receive their AIP award in cash, or to defer some or all of the awards in accordance with SERP II. An NEO who retires, dies, or becomes disabled during the year remains eligible to receive a prorated AIP award, based on actual results at the end of the year. An NEO who terminates employment for any other reason during the performance period forfeits any annual incentive award. In the event of a change in control, annual incentive awards would be calculated as if the end of the performance year had occurred, based on the Company's performance at the time of the change in control. Any awards earned would be prorated based on the number of months in the performance year which had elapsed as of the time of the change in control.

PSAs
The PSAs for the three-year performance period beginning January 1, 2021, are reflected in the Grants of Plan-Based Awards table on page 57. Beginning with the 2020-2022 performance period, PSAs are divided into two grants, each with different performance metrics. Fifty percent of the target opportunity is allocated to PSAs with relative TSR as the performance metric, as described beginning on page 46; the other fifty percent of the target opportunity is allocated to PSAs with EPS CAGR as the performance metric, as described on page 47.

With respect to PSAs with TSR as the performance metric, the amounts shown in column (f), (g), and (h) reflect the following:

•Threshold amount shown in column (f)—the minimum 2021 PSA payable, set at 50 percent of the target opportunity, which would be earned if ALLETE's TSR percentile ranking for the three-year performance period was at the 30th percentile among the peer group. If our TSR percentile ranking among the peer group at the end of the performance period falls below threshold, no PSAs would be paid.

•Target amount shown in column (g)—the target PSA payable, which would be earned if ALLETE's TSR percentile ranking among the peer group at the end of the performance period falls at the 50th percentile.

•Maximum amount shown in column (h)—the maximum PSA payable, set at 200 percent of the target opportunity, which would be earned if ALLETE's TSR percentile ranking for the three-year performance period is at the 85th percentile or higher among the peer group.

With respect to the PSAs with EPS CAGR as the performance metric, amounts shown in column (f), (g), and (h) reflect the following:

•Threshold amount shown in column (f)—the minimum 2021 PSA payable, set at 50 percent of the target opportunity, which would be earned if ALLETE's EPS CAGR at the end of the three-year performance period equates to a four percent average annual EPS growth rate. If our EPS CAGR result falls below threshold at the end of the performance period, no PSAs would be paid.

•Target amount shown in column (g)—the target PSA payable, which would be earned if ALLETE's EPS CAGR at the end of the three-year performance period equates to a six percent average annual EPS growth rate.

•Maximum amount shown in column (h)—the maximum PSA payable, set at 200 percent of the target amount, which would be earned if ALLETE's EPS CAGR at the end of the three-year performance period equates to an eight percent average annual EPS growth rate.

Goal achievements that fall between threshold and target, and target and superior, are interpolated on a straight-line basis.

Dividend equivalents accrue during the performance period and allow NEOs to receive the value of dividends that would have been paid on Common Stock between the grant date and the date the performance shares are paid, but only if performance goals are achieved. If earned, performance shares and dividend equivalents are paid in Common Stock after the end of the performance period. An NEO who retires, dies, or becomes disabled during the performance period remains eligible to receive a prorated payment of performance shares. Upon a change in control, PSAs would immediately vest and be paid out on a prorated basis, including dividend equivalents, at the greater of the target level or the level earned based on the actual performance as of the date of the change in control.
Consistent with Financial Accounting Standards Board requirements, the grant date fair value for performance shares with the relative TSR performance metric is based on a modeled probability of reaching the performance goal. The grant date fair value for performance shares with the EPS CAGR performance metric was calculated using the closing price of Common Stock on December 31, 2020. The total grant date fair value of the PSAs is included in the amount shown in column (e) of the Summary Compensation Table on page 55.

Performance shares awarded for the 2020-2022 and 2021-2023 performance periods remain unearned unless and until the performance goals are achieved at the end of the performance periods. The performance shares awarded to NEOs for those periods are shown in column (d) of the Outstanding Equity Awards at Fiscal Year-End table on page 61. The estimated market value of the unearned performance shares, assuming threshold performance in the case of the 2020-2022 and the 2021-2023 performance periods, is shown in column (e) of that table. The actual value to the NEOs for the performance period 2020-2022, if any, will be determined at the end of the performance period based solely on the Company's actual TSR ranking at the end of the three-year performance period. The actual value to the NEOs for the performance period 2021-2023, if any, will be determined at the end of the performance period based both on the Company's actual TSR ranking and the Company's EPS CAGR results at the end of the three-year performance period.

For the 2019-2021 performance period, the Company had a relative TSR of negative 3.1 percent, which ranked in the 5th percentile among the peer group and resulted in no payout.

RSUs
The number of RSUs awarded to NEOs in 2021 is shown in column (i) of the Grants of Plan-Based Awards table on page 57. Each RSU entitles the NEO to receive one share of Common Stock when the unit vests at the end of a three-year period. The RSUs granted in 2021 will vest on December 31, 2024. The NEOs must remain employed by the Company at the time RSUs vest to receive the Common Stock. Dividend equivalents accrue during the vesting period, but are paid only if the RSUs vest. Dividend equivalents allow the NEO to receive the value of dividends that would have been paid on Common Stock during the vesting period. RSUs and dividend equivalents are paid in Common Stock after the end of the vesting period. If an NEO retires, becomes disabled, or dies, a prorated number of the RSUs would immediately vest. In the event of a change in control, restrictions in RSU grants will be deemed to have expired upon the change in control and a prorated number of the RSUs would immediately vest, unless the RSU grant is fully assumed by the successor corporation. If the RSU grant were to be fully assumed, a prorated number of RSUs would immediately vest if the NEO's employment were to be terminated by the successor corporation for reasons other than cause within 18 months of the change in control.

The full grant date fair value for RSUs awarded to each NEO is included in the amount shown in column (e) of the Summary Compensation Table on page 55. The number of unvested RSUs outstanding at the end of 2021, including dividend equivalents, is shown in column (b) of the following Outstanding Equity Awards at Fiscal Year-End table, while the value of the award as of
December 31, 2021, is shown in column (c).

RSUs are also discussed in the CD&A section on pages 46 and 48.

Outstanding Equity Awards at Fiscal Year-End–2021
(a)	(b)	(c)	(d)	(e)
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested[1]	Market Value of Shares or Units of Stock That Have Not Vested[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[3]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested[4]
Bethany M. Owen	6,200	$411,370	14,599	$968,644
Steven W. Morris	1,632	$108,283	3,650	$242,178
Robert J. Adams	3,926	$260,490	7,547	$500,743
Nicole R. Johnson	2,127	$141,126	4,313	$286,168
Margaret A. Thickens	1,475	$97,866	3,773	$250,339
1    The amounts in column (b) are comprised of RSUs granted on January 30, 2019, January 30, 2020, and February 2, 2021, plus dividend equivalents. RSUs vest over a three-year period provided the NEO continues to be employed by the Company. No PSAs were earned for the 2019-2021 performance period and for that reason those awards are not included.
2    The amounts in column (c) were calculated by multiplying the number of units in column (b) by $66.35, the closing price of Common Stock on December 31, 2021.
3    The amounts in column (d) represent the Common Stock that would be payable for outstanding PSAs if threshold performance were achieved for the 2020-2022 performance period for both the TSR and CAGR metrics, if target was achieved for the TSR metric for the 2021-2023 performance period, and if superior was achieved for the CAGR metric for the 2021-2023 performance period. For the PSAs based on the TSR metric, threshold this means a TSR ranking at the 30th percentile among the peer group comprised of the EEI Stock Index companies and target means a TSR ranking at the 50th percentile among the peer group comprised of the EEI Stock Index companies as described beginning on page 46 and for PSAs based on the EPS CAGR metric, threshold this means a four percent average annual EPS growth rate and superior means an eight percent average annual EPS growth rate as discussed on page 47. If the performance period had ended on December 31, 2021, no PSAs would have been earned for the 2020-2022 performance period, and would have been paid at 60.5 percent for the TSR metric for the 2021-2023 performance period and 150 percent for the CAGR metric for the for the 2021-2023 performance period.
4     The amounts in column (e) were calculated by multiplying the number of shares and units in column (d) by $66.35, the closing price of Common Stock on December 31, 2021.

Option Exercises and Stock Vested–2021
(a)	(b)	(c)
	Stock Awards
Name	Number of Shares Acquired on Vesting[1]	Value Realized on Vesting[2]
Bethany M. Owen	1,021	$68,521
Steven W. Morris	368	$24,668
Robert J. Adams	1,299	$87,188
Nicole R. Johnson	556	$37,335
Margaret A. Thickens	98	$6,593
1    The amounts reflect the RSUs that vested at the end of the 2018-2020 vesting period, which were paid in Common Stock on February 11, 2021. All amounts shown have been rounded to the nearest whole share, whereas actual Common Stock payments included fractional shares.
2    The value realized on vesting, shown in column (c), was calculated by multiplying the number of shares acquired on vesting, as shown in column (b), by $67.10, the closing price of Common Stock on the February 11, 2021 payment date.

Pension Benefits–2021
(a)	(b)	(c)	(d)
Name[1]	Benefit Plan	Number of Years Credited Service[2]	Present Value of Accumulated Benefit[3]
Bethany M. Owen	Nonunion Pension Plan	4.42	$146,128
	SERP II	16.50	$943,435

Steven W. Morris	Nonunion Pension Plan	5.67	$216,119
	SERP II	17.92	$296,151

Robert J. Adams	Nonunion Pension Plan	19.67	$814,979
	SERP II	31.92	$1,799,219

Nicole R. Johnson	Nonunion Pension Plan	9.25	$185,775
1    Ms. Thickens is not included in the table above because she is not eligible for qualified or non-qualified pension benefits having joined the Company after September 30, 2006, the date as of which pension retirement benefits under both the qualified and non-qualified plans were closed to new participants. Ms. Johnson is eligible to receive qualified pension benefits; Ms. Johnson first became eligible under SERP II after September 30, 2006 and is not eligible to receive the non-qaulified pension benefit under that plan.
2    No service has been credited under the nonunion pension plan since September 30, 2006. The numbers in column (c) for SERP II reflect years of service with the Company through December 31, 2018.
3    The amounts shown in column (d) represent the discounted net present value of the annual annuity payments to which NEOs would be entitled at retirement assuming they retire at age 62, the earliest age at which NEOs can receive unreduced pension benefits. In addition to retirement age, the following assumptions were used to calculate the present value of accumulated benefits: discount rate of 3 percent; cost of living adjustment of 2 percent; and female spouses are assumed to be three years younger than male spouses. The amounts for all NEOs reflect the accumulated pension benefits over the years of credited service shown for each plan.

PENSION BENEFITS DISCUSSION
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ALLETE's defined-benefit nonunion pension plan is intended to be tax-qualified and covers some of our employees, including all NEOs, except Ms. Thickens. Nonunion pension benefits are calculated based on years of service and final average earnings. As a result of a company-wide nonunion benefit change, no employee accrued additional credited service for nonunion pension benefits after September 30, 2006. In 2018, additional changes were made to all participating nonunion employees' pension benefits to freeze final average earnings as of November 30, 2018. The nonunion pension benefit is calculated as a life annuity using the following formula:

0.8%	×	(years of credited service from July 1, 1980 through September 30, 2006)	×	final average earnings through November 30, 2018*

* Final average earnings includes the highest consecutive 48 months of salary in the fifteen-year period ending November 30, 2018.

Normal retirement age under the nonunion pension plan is age 65 with at least five years of continuous service with the Company. NEOs become eligible for an unreduced early-retirement benefit at age 62 if they have at least 10 years of continuous service, or at age 58 if they have at least 40 years of continuous service. NEOs are first eligible for a reduced early-retirement benefit at age 50 with at least 10 years of continuous service. Early-retirement benefits are calculated by reducing the retirement benefit by 4 percent for each year and partial year between age 62 and the early-retirement benefit commencement age. Each eligible NEO, except Ms. Johnson, is currently eligible to receive early retirement benefits.

The normal form of benefit payment under the nonunion pension plan for a married participant is a life annuity with a 60 percent surviving spouse benefit. At normal retirement age, each optional form of benefit payment is the actuarial equivalent of the normal form of benefit payment for the nonunion pension plan. The nonunion pension plan does not provide for lump sum distributions unless the lump sum equivalent value is $10,000 or less. Once a pension benefit payment has commenced, the benefit adjusts in future years to reflect changes in cost of living, with a maximum adjustment of three percent per year.

The Tax Code limits both the annual earnings that may be considered in calculating benefits under the pension plan and the annual benefit amount that the pension plan may deliver to an NEO. The SERP plans provide supplemental pension benefits, paid out of general Company assets, to eligible NEOs in amounts generally designed to maintain total benefits at the level that would have been provided by our pension plan if those benefits were not restricted by the Tax Code.

The SERP formula is calculated as follows:

0.8%	×	(years of credited service from July 1, 1980 through December 31, 2018)	×	SERP final average earnings through December 31, 2021*

* SERP final average earnings includes the sum of the NEO's (i) annual salary in excess of the Tax Code limits imposed on nonunion qualified retirement benefits and (ii) annual incentive awards over the highest consecutive 48-month period ending December 31, 2021. The highest consecutive 48-month period for (i) and (ii) above can be different; both, however, must fall within the last 15 years of service.

The present value of eligible NEO's SERP pension benefit as of December 31, 2021, is shown in the Pension Benefits table on page 62. The 2021 increase in the SERP II pension benefit value for each eligible NEO is included in column (g) of the Summary Compensation Table on page 55.

Eligible NEOs have elected a date when their SERP retirement benefit payments will commence and has elected the form of benefit payment. The normal form of payment for SERP II is a 15-year annuity. The optional forms of payment for SERP II benefits are a life annuity or a lump sum, each of which is actuarially equivalent to the normal form of payment.

SERP II benefits vest and become payable only if the NEO (i) retires after reaching age 50 with 10 years of service, (ii) becomes disabled after reaching age 50 with 10 years of service, or (iii) reaches age 50 after becoming disabled with 10 years of service. Vested SERP II benefit payments commence upon the earlier of retirement or disability, or, if a disability occurs prior to vesting, the earlier of attaining age 65 or the date of death. Payment of the SERP II benefits accrued after December 31, 2004 would be accelerated and paid as a lump sum upon a termination of employment in connection with a change in control.

In all other respects, the eligibility requirements for SERP retirement benefits and the calculation of SERP early retirement benefits are the same as the nonunion pension plan's eligibility requirements and early retirement benefits discussed above.

On December 31, 2004, the Company froze SERP I with respect to all plan benefits. Effective January 1, 2005, the Company established SERP II to comply with Section 409A of the Tax Code. SERP II covers compensation initially deferred, and supplemental pension and supplemental defined contribution benefits accrued or vested, after December 31, 2004.

Effective October 1, 2006, the Company froze eligibility for supplemental pension benefits under SERP II. Individuals who were not SERP II participants and eligible for supplemental pension benefits on September 30, 2006, are not eligible for supplemental pension benefits.

Supplemental executive retirement benefits were reviewed in 2018 in light of Company cost competitiveness and benchmarking data. Credited service for calculating the supplemental pension benefits was frozen as of December 31, 2018. In addition, amounts NEOs defers to their SERP II deferral account after December 31, 2018, will no longer receive a fixed annual interest crediting rate and will instead be credited or debited with notional gains or losses until the balance has been paid in full. In response to changes in the tax law discussed on page 52, SERP II was also amended in 2018, effective January 1, 2019, to eliminate the provision that required a non-elective deferral of the portion of a participant's AIP that the Company could not deduct by application of Section 162(m) of the Tax Code. SERP II was further amended in 2021 to freeze final average earnings as of December 31, 2021.

As of December 31, 2021, all NEOs, except Ms. Johnson and Ms. Thickens, have vested SERP supplemental pension benefits. Because Ms. Johnson and Ms. Thickens were not eligible to participate in SERP II before September 30, 2006, they are not eligible for SERP supplemental pension benefits.

ALLETE provides a supplemental defined contribution benefit and a deferral account benefit to the NEOs. The SERP II supplemental defined contribution benefit provides a benefit that is substantially equal to the benefit the NEO would have been entitled to receive if the Tax Code did not impose limitations on the types and amounts of compensation that can be included in the benefit calculations under the ALLETE and Affiliated Companies Flexible Compensation Plan and the RSOP. Annually, NEOs may elect to defer some or all of their salary and annual incentive award to a SERP II deferral account. NEOs whose base salary is below the tax-qualified benefit plans' annual compensation limit may also elect to defer some or all of the SERP II defined contribution benefit. NEOs can select among different crediting rates to apply to deferral balances under the SERP Plans and the investment options generally match the investment options available to all employees under the RSOP. These investment options include mutual funds and similar investments. The NEOs may change their investment elections at any time. The amount of the 2021 SERP II defined contribution benefit received by each NEO is included in column (h) of the Summary Compensation Table on page 55. The aggregate amount each NEO elected to defer and the amount that the Company contributed to the SERP II in 2021 are shown in the Non-Qualified Deferred Compensation table on page 66.

Each NEO has elected a date when benefit payments from the NEO's SERP I and SERP II deferral accounts will commence and has elected the form of benefit payment. SERP I and SERP II deferral account benefit payments will not begin earlier than the elected commencement date. NEOs may request an early distribution of some or all of their SERP I deferral account balance upon a demonstrated severe financial need or, at any time prior to the elected commencement date, may elect an early withdrawal of contributions made to their account prior to January 1, 2005, subject to a ten percent early withdrawal penalty.

NEOs may not elect to receive an early withdrawal of amounts contributed to their SERP II deferral accounts after December 31, 2004, except that they may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the ECC. Contributions made to a SERP II deferral account after December 31, 2004, would be paid in full upon a termination of the NEO's employment in connection with a change in control.

NEOs may elect to receive their SERP deferral account balance in the form of either a lump sum or monthly installments over a 5-, 10-, or 15-year period, or a combination of lump sum payment and monthly installments.

NEOs' SERP balances for deferrals made on or before December 31, 2018, will receive a fixed
7.5 percent annual interest crediting rate until paid in full; balances for deferrals made on or after
January 1, 2019, will be will be credited or debited with notional gains or losses until the balance has been paid in full.

Non-Qualified Deferred Compensation–2021
(a)	(b)	(c)	(d)	(e)
Name	Plan	Company Contributions in 2021[1]	Aggregate Earnings in 2021[2]	Aggregate Balance as of December 31, 2021[3]
Bethany M. Owen	SERP I	—	$15,135	$110,949
	SERP II	$101,736	$34,254	$222,354

Steven W. Morris	SERP I	—	$131	$6,362
	SERP II	$15,976	$27,633	$1,345,363

Robert J. Adams	SERP I	—	$32,621	$205,499
	SERP II	$52,091	$27,239	$169,761

Nicole R. Johnson	SERP II	$20,258	—	—
			$0
Maggie A. Thickens	SERP II	$20,338	—	—
1    The amounts shown in column (c) reflect SERP annual make-up awards that were earned in 2021 and automatically deferred in 2022 (reported in column (h) of the Summary Compensation Table on page 55).
2    The amounts in column (d) represent unrealized and realized gains or losses based on the crediting rates associated with the investment funds selected by each NEO.
3    The aggregate balances shown for SERP II include compensation that was earned and deferred in 2019 and 2020, and reported in the Summary Compensation Table under the applicable year in the following cumulative amounts:
    Ms. Owen—$91,236, Mr. Morris—$12,139, and Mr. Adams— $94,852. These amounts have since been adjusted for investment performance (i.e., earnings and losses) and deferrals credited during 2021. The aggregate balances shown for the SERP I include compensation that was earned prior to 2009; those balances have been adjusted subsequently for investment performance.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
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The NEOs are covered by the CIC Severance Plan. Under the CIC Severance Plan, a change in control generally means any one of the following events:

•Acquisition of more than 50 percent of the total fair market value or total voting power of Common Stock by any person, entity, or group acting together;
•Acquisition in any 12-month period of 40 percent or more of the Company's assets by any person, entity, or group acting together;
•Acquisition in any 12-month period of 30 percent or more of the total voting power of Common Stock by any person, entity, or group acting together; or
•A majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election.

Each NEO is entitled to receive specified benefits in the event the NEO's employment is involuntarily terminated during the period beginning six months before and ending two years after a change in control. An involuntary termination is deemed to occur if (i) the Company terminates the employment of the NEO other than for cause, or (ii) the NEO resigns from their employment with good reason. Cause generally includes reasons such as failure to perform duties, willful misconduct, or felony convictions. Good reason generally means a material reduction in the NEO's responsibilities or authority; a material reduction in their supervisory responsibilities or authority; a material reduction in base salary, incentive compensation, or other benefits; a material breach by the Company of an agreement under which an NEO provides services; or reassignment to another geographic location more than 50 miles from the NEO's current job location.

Under the CIC Severance Plan, if a triggering event had occurred on December 31, 2021, Ms. Owen, and Mr. Adams would be entitled to receive a lump sum severance payment equal to two and one-half times their annual compensation as of December 31, 2021. Ms. Johnson, Mr. Morris, and Ms. Thickens would be entitled to a payment equal to two times their annual compensation as of December 31, 2021. Annual compensation includes base salary and an amount representing a target award under the annual incentive in effect for the year of termination. The CIC Severance Plan has a modified severance payment cap that limits payments to a level below the safe harbor amount provided by Tax Code Section 280G if the NEO would retain a greater after-tax amount than the after-tax amount that would be retained if the Company paid an unreduced benefit that was subject to the excise tax.

The AIP and LTIP also have change in control features. Under the AIP, in the event of a change in control (as defined in the AIP), any award earned based on actual results as of the date of the change in control will be prorated based on the number of months in the performance year elapsed as of the date of the change in control. Under the LTIP, in the event of a change in control (as defined in the LTIP), restrictions in RSU grants would be deemed to have expired upon the change in control and a prorated number of the RSUs would immediately vest, unless the RSU grants were fully assumed by the successor corporation. If the RSU grants were fully assumed, a prorated number of RSUs would immediately vest if the NEO's employment was terminated by the successor corporation for reasons other than cause within 18 months of the change in control. If a change in control were to occur, PSAs would immediately pay out on a prorated basis at the greater of target level or the level earned, based on then-current TSR ranking and, with respect to the 2020-2022 and 2021-2023 performance periods, then-current EPS CAGR results.

As a condition of receiving payments under the CIC Severance Plan, participants must sign a waiver of potential claims against the Company and must agree not to disclose confidential information, engage in any business in competition with the Company for a period of one year, recruit any employee or Director of the Company for employment for a period of two years, or publicly disparage the Company.

Estimated Potential Payments Upon Termination Associated with a Change in Control
The table below illustrates the value that would have been received by NEOs if a change in control had occurred on December 31, 2021, and if, as a result, the NEO's employment had been terminated on the same date.

	Ms. Owen	Mr. Morris	Mr. Adams	Ms. Johnson	Ms. Thickens
Severance Payment[1]	$2,707,813	$874,889	$1,769,967	$917,859	$951,382
Annual Incentive Plan[2]	—	—	—	—	—
Performance Shares[3]	$1,381,672	$362,371	$840,654	$447,520	$317,784
Unvested RSUs[4]	$153,493	$38,369	$84,139	$48,070	$42,059
SERP II Pension[5]	—	—	—	—	—
SERP II Defined Contribution[5]	—	—	—	—	—
Benefits[6]	$49,446	$49,850	$66,070	$62,793	$52,446
Outplacement Services[7]	$25,000	$25,000	$25,000	$25,000	$25,000
Total Payments[8]	$4,317,424	$1,350,479	$2,785,830	$1,501,242	$1,388,671
1    The values for severance payments were calculated based on December 31, 2021, base salary, target annual incentive, and the applicable severance benefit multiple of salary. Under the CIC Severance Plan, if payments constitute "excess parachute payments" within the meaning of Tax Code Section 280G, the payments would be reduced only if the NEO would receive a greater net after-tax benefit than they otherwise would receive with no reduction in payments. The amounts shown above reflect no such reductions.
2    The performance period ended on December 31, 2021. Therefore, no benefit acceleration would have occurred under this scenario.
3 Outstanding performance shares for the 2019-2021, 2020-2022, and 2021-2023 performance periods would accelerate under this scenario. Under the LTIP, if a change in control and employment termination were to occur, performance shares would be paid on a prorated basis based on the number of months that had transpired as of December 31, 2021 for each applicable three-year performance period and using the greater of actual performance or target as of December 31, 2021. The award values shown reflect the proration, were calculated at target, except for the CAGR metric for the 2021-2023 period which used 150 percent of target and reflect the $66.35 closing price of Common Stock on December 31, 2021.
4    Under the LTIP, if a change in control and employment termination were to occur, unvested RSUs would vest and be payable on a prorated basis based on the number of months that had transpired between the start of the three-year vesting period and December 31, 2021 relative to the full three-year vesting period. The values shown reflect the $66.35 closing price of Common Stock on December 31, 2021.
5    The CIC Severance Plan does not provide for any additional age or service credit for supplemental executive retirement benefits under the SERP.
6    The values for benefit payments were based on the applicable severance multiplier times the sum of (i) medical, dental, and basic group term life insurance benefit premiums, and (ii) Company contributions under the Flexible Compensation Plan.
7    The Company will pay outplacement directly to service providers up to the amount shown for the cost of outplacement services provided to the NEOs. No amount will be paid unless the NEO utilizes outplacement services within the time frame specified in the CIC Severance Plan.
8     The CIC Severance Plan provides that if payments are delayed as a result of Tax Code Section 409A, interest is required to be paid at the short-term applicable federal rate. The amounts shown exclude interest.

Estimated Potential Payments Upon Termination Due to Retirement, Disability, or Death
If NEOs were to retire, become disabled, or die, they would become entitled to receive prorated PSAs if PSA goals are achieved at the conclusion of the applicable three-year performance period. The LTIP also provides for immediate, accelerated vesting of RSUs, on a prorated basis, upon an NEO's retirement, disability, or death. The following table illustrates the value NEOs would have received in connection with accelerated vesting and payments triggered by a retirement, disability, or death had the event occurred on December 31, 2021.

	Ms. Owen	Mr. Morris	Mr. Adams	Ms. Johnson	Ms. Thickens
Annual Incentive[1]	—	—	—	—	—
Performance Shares[2]	$194,346	$48,573	$97,180	$55,534	$48,573
Unvested RSUs[3]	$153,493	$38,369	$84,139	$48,070	$42,059
Total Payments	$347,839	$86,942	$181,319	$103,604	$90,632
1    Because the annual performance period ended on December 31, 2021, no acceleration of benefits would have occurred.
2    Outstanding performance shares for the performance periods 2019-2021, 2020-2022, and 2021-2023 would be earned on a prorated basis under this scenario if TSR and EPS CAGR performance goals were achieved at the conclusion of each three-year performance period. The award values shown assume performance shares would have been earned based on TSR performance of 60.5 percent of target and EPS CAGR performance of 150 percent of target for the 2021-2023 performance period; no amount is include for the 2020-2022 performance period based on actual performance through December 31, 2021. The award values for PSAs were calculated and prorated based on the $66.35 closing share price on December 31, 2021.
3    The award values for RSUs were calculated and prorated based on the $66.35 closing share price on December 31, 2021.

CEO PAY RATIO

Employees drive ALLETE’s success. Our compensation strategy is designed to compensate all employees appropriately and competitively. When determining employee compensation, we consider multiple factors including market data, job responsibilities, experience, performance, and internal equity.

For purposes of this CEO pay ratio disclosure, we have used the same median employee identified in 2019. Because there has been no material change in our employee population or our employee compensation arrangements, and there have been no material changes in the median employee's circumstances, we believe that using the same median employee is appropriate for our 2021 pay ratio disclosure. ALLETE's median employee was identified in 2019 by computing the median annual W-2 Medicare reported wages for all employees, other than the then-CEO, who were employed on December 20, 2019, which was the last day of ALLETE's 2019 payroll reporting period. We did not make assumptions, adjustments, or estimates; nor did we annualize compensation for any full-time employee who was not employed for all of 2019. We calculated the median employee's 2021 annual total compensation using the same methodology used to report the NEO's compensation in the Summary Compensation Table on page 55.

The total compensation reported in column (i) of the Summary Compensation Table for Ms. Owen in 2021 is $2,578,539. This amount is 22 times that of the median employee’s total 2021 compensation of $114,667.

We believe the foregoing pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Securities and Exchange Commission Item 402(u) of Regulation S-K. The SEC rules for identifying the median employee and calculating that employee’s annual total compensation allow companies to make reasonable assumptions and estimates, and to apply a variety of methodologies and exclusions that reflect their compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different compensation practices, may utilize assumptions, adjustments, or estimates, and also may employ different methodologies and exclusions in calculating their own pay ratios.

DIRECTOR COMPENSATION
________________________________________________________________

The ECC has primary responsibility for developing and evaluating the non-employee Director compensation program, which is then approved by the Board.

The ECC reviews non-employee Director compensation annually. The ECC receives advice from its independent compensation consultant, Pearl Meyer, to help ensure that non-employee Director compensation is market-based, aligned with shareholder interests, and consistent with our compensation principles. Pearl Meyer reviews each director compensation element and total director compensation, comparing those to the director compensation of the same group of peer companies used in connection with designing ALLETE's executive compensation. See “Process for Determining Executive Compensation," page 41, for the list of the peer group companies. Pearl Meyer also examines director compensation data from similarly-sized companies in all industries. The ECC reviews Pearl Meyer's benchmarking report and determines whether to recommend to the Board any changes to non-employee Director compensation.

Based on its review and evaluation in December 2020, the ECC determined that non-employee Director compensation was below the market median but did not recommend any changes to non-employee Director compensation, and the Board made no changes, in 2021.

The following table sets forth the non-employee Director compensation earned in 2021:

Director Compensation—2021
(a)	(b)	(c)	(d)
Name[1]	Fees Earned or Paid in Cash[2]	Stock Awards[2,3]	Total
Kathryn W. Dindo	$87,333	$93,000	$180,333
George G. Goldfarb	$90,667	$93,000	$183,667
James J. Hoolihan	$82,500	$93,000	$175,500
Heidi E. Jimmerson[4]	$115,000	$93,000	$208,000
Madeleine W. Ludlow	$95,000	$93,000	$188,000
Susan K. Nestegard	$90,000	$93,000	$183,000
Barbara A. Nick	$84,000	$93,000	$177,000
Douglas C. Neve	$91,500	$93,000	$184,500
Robert P. Powers	$90,000	$93,000	$183,000
Charlene A. Thomas[5]	$21,000	$62,000	$83,000
1     Ms. Owen is not included in this table because she was an NEO and her compensation is fully discussed in the the CD&A beginning on page 33 and reflected in the Summary Compensation Table on page 55. Mr. Hodnik served as Executive Chairman until May 11, 2021, after which he continued to serve as an executive officer until he retired from the Company on May 31, 2021. As an executive officer, Mr. Hodnik received no additional compensation for services provided as a Director. Because Mr. Hodnik was not an NEO for 2021, his compensation is not discussed in the CD&A or reflected in the Summary Compensation Table.
2    Mr. Goldfarb, Ms. Nestegard, Mr. Neve, and Mr. Powers elected to defer their 2021 stock retainer; Mr. Goldfarb and Mr. Neve elected to defer their 2021 cash retainers. These amounts were deferred under the Deferral Plan II.
3    For all Directors except Ms. Thomas, the amounts shown in column (c) reflect the grant date fair value of the annual stock retainer paid on June 1, 2021. On that date, Directors each received 1,334.673 shares of Common Stock valued based on a share price of $69.68 (the five-day average closing price, including the date that is ten calendar days prior to June 1, 2021). Ms. Thomas received a prorated stock retainer in connection with her election to the Board on October 4, 2021. On November 10, 2021, Ms. Thomas received 1,005.514 shares of Common Stock the calculation of which was based on a share price of $61.66 (the five-day average closing price, including the date that is ten calendar days prior to
November 10, 2021).
4    Ms. Jimmerson served as Lead Director during all of 2021.
5    Ms. Thomas joined the Board on October 4, 2021.

Employee Directors receive no additional compensation for their services as Directors. Accordingly, Ms. Owen received no additional compensation in 2021 for her service on the Board and her 2021 compensation is covered in detail in the CD&A beginning on page 33.

Alan R. Hodnik served as Executive Chairman until May 11, 2021, after which he continued to serve as an executive officer until he retired from the Company on May 31, 2021. Mr. Hodnik received no additional compensation for services provided as a Director. Because Mr. Hodnik was not an NEO for 2021, his compensation is not discussed in the CD&A or reflected in the executive compensation tables.

Under the terms of the ALLETE Director Stock Plan, ALLETE pays each non-employee Director an annual retainer fee, a portion of which is paid in cash and a portion of which is paid in Common Stock as set forth below:

Non-Employee Director Retainers—2021
	Cash	Stock
All Directors	$75,000	$93,000
Lead Director (Additional)	$40,000	—

We also pay each non-employee Director, other than the Lead Director, an annual cash retainer for each committee membership and committee chair assignment as set forth below:

Non-Employee Committee Retainers—2021
	Member	Additional Chair Retainer
Audit Committee	$9,000	$10,000
Compensation Committee	$7,500	$7,500
Corporate Governance Committee	$7,500	$5,000

The Lead Director receives her designated cash retainer and the Director stock retainer, but does not receive any other committee or chair retainers.

Director and committee retainers are prorated based on the actual term of service per year.

Directors may elect to receive all or part of the cash portions of their retainer fees in Common Stock.

The Company provides a deferral account benefit to the Directors under the terms of the Deferral Plans. On December 31, 2004, the Company froze Deferral Plan I with respect to all deferrals. Effective
January 1, 2005, the Company established Deferral Plan II to comply with Section 409A of the Tax Code. Deferral Plan II governs all cash retainers initially deferred after December 31, 2004. On
May 1, 2009, the Board amended Deferral Plan II to permit Directors to elect to defer their stock retainers.

Annually, non-employee Directors may elect to defer to a Deferral Plan II cash account some or all of their cash retainer fees. Directors can select among different investment crediting rates to apply to deferral cash account balances under the Deferral Plans. These investment options include mutual funds and similar investments. The Directors may change their investment elections at any time.

Annually, non-employee Directors also may elect to defer to a Deferral Plan II stock account some or all of their stock retainer fees. Deferred stock retainer fees are credited to a Director's stock account, which has a single investment option that mirrors the performance of our Common Stock and is credited with dividend equivalents equal to cash dividends that are declared and paid on our Common Stock.

Directors elect a date when benefit payments from their Deferral Plan I and Deferral Plan II accounts will commence and the form of benefit payment. Generally, Deferral Plan I and Deferral Plan II account benefit payments will not begin earlier than the elected commencement date. Directors may, however, request an early distribution of some or all contributions made to their Deferral Plan I account prior to January 1, 2005, subject to a 10 percent early withdrawal penalty.

Directors may not elect to receive an early withdrawal of amounts contributed to their Deferral Plan II account after January 1, 2005, except that they may request an early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the ECC.

Directors may elect to receive their Deferral Plan cash and stock account balances in the form of either a lump sum payment or annual installments over a 5-, 10-, or 15-year period, or a combination of both. A Director's Deferral Plan cash account balance will be credited or debited with notional gains or losses until the balance has been paid in full. Directors will receive dividend equivalents on their Deferral
Plan II stock account balances until paid in full.

EQUITY COMPENSATION PLAN INFORMATION
________________________________________________________________

The following table sets forth the shares of ALLETE common stock available for issuance under the Company's equity compensation plans as of December 31, 2021:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights[1]	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights[2]	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[3]

Equity Compensation Plans Approved by Security Holders	127,075	—	772,469
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	127,075	—	772,469
1 Includes the following as of December 31, 2021: (i) 52,337 securities representing the target number of PSAs (including accrued dividends) granted under the LTIP that were unvested; and (ii) 74,738 director deferred stock units (including accrued dividends) under the non-employee director compensation deferral plan. With respect to unvested PSAs, the actual number of shares to be issued will vary from 0 percent to 200 percent of the target level depending upon the achievement of total shareholder return objectives established for such awards. Additional information about the PSAs, including payout calculations, is discussed beginning on page 46.
2    Earned PSAs are paid in shares of ALLETE common stock on a one-for-one basis. Accordingly, these awards do not have a weighted-average exercise price.
3    Excludes the number of securities shown in the first column as to be issued upon exercise of outstanding options, warrants, and rights. The amount shown is comprised of: (i) 686,026 shares available for issuance under the executive long-term incentive compensation plan in the form of options, rights, restricted stock units, performance share awards, and other grants as approved by the Executive Compensation Committee of the Company’s Board of Directors; (ii) 11,442 shares available for issuance under the ALLETE Non-Employee Director Stock Plan as payment for a portion of the annual retainer payable to non-employee Directors; and (iii) 75,001 shares available for issuance under the ALLETE and Affiliated Companies Employee Stock Purchase Plan.

ITEM NO. 3—APPROVAL OF AN AMENDMENT TO THE ALLETE
NON-EMPLOYEE DIRECTOR STOCK PLAN
________________________________________________________________

We are asking shareholders to approve an amendment to the ALLETE Non-Employee Director Stock Plan (Director Stock Plan) to increase the number of shares of Common Stock reserved for issuance thereunder by an additional 300,000 shares. At its meeting on February 2, 2022, the Board adopted an amended and restated Director Stock Plan, to be effective May 10, 2022, increasing by 300,000 the number of shares of Common Stock authorized for issuance, subject to shareholder approval.

The Director Stock Plan was established in 1995 having been approved at its inception by shareholders at the Annual Meeting of Shareholders on May 9, 1995. The Director Stock Plan was amended as follows: effective September 1, 2000, to reflect the Company's name change; effective January 1, 2002, January 1, 2003, February 15, 2007, May 1, 2009, May 1, 2010, and October 1, 2010, respectively, to reflect changes in Director compensation; effective July 20, 2004, to provide for tax withholding; effective May 1, 2009, to permit non-employee Directors to defer their Annual Retainer awarded pursuant to the Plan under the ALLETE Amended and Restated Non-Employee Director Compensation Deferral Plan II; and effective May 15, 2013, the Plan was amended to increase the number of shares authorized for issuance under the plan.

On February 2, 2022, the Board adopted, subject to shareholder approval, an amendment to the Director Stock Plan, to be effective May 10, 2022, increasing the number of shares of Common Stock reserved for issuance pursuant to the plan. As of March 11, 2022, a total of 10,700 shares of Common Stock remained available for issuance under the Director Stock Plan. The Board is requesting that shareholders approve an additional 300,000 shares for issuance under the plan. If approved, the additional 300,000 shares plus the remaining shares as of May 10, 2022 will be combined to provide the total number of shares available for future delivery pursuant to the Director Stock Plan. This amendment will not effect the administration or operation of the Director Stock Plan, other than providing additional shares for delivery.

The Director Stock Plan is designed to help the Company attract and retain highly qualified individuals to serve as Directors and to strengthen the common interests between the Directors and ALLETE shareholders. Under the Director Stock Plan, non-employee Directors are eligible annually to receive a cash retainer and stock payment, as described below. The availability of an adequate number of shares for issuance under the Director Stock Plan is an important factor in fulfilling the purpose of the plan.

Summary of the Director Stock Plan
The following describes the material provisions of the Director Stock Plan as it is proposed to be amended. This summary is not intended to be a complete description of the Director Stock Plan and is qualified, in its entirety, by reference to the Director Stock Plan. A complete copy of the Director Stock Plan is set forth in Appendix A to this Proxy Statement. Subject to shareholder approval at the Annual Meeting, the Director Stock Plan will be amended and restated, effective on May 10, 2022, to reflect the increased number of shares reserved for issuance.

Purposes. The Director Stock Plan is designed to increase Directors' Common Stock ownership, improving the Company's ability to attract and retain highly qualified individuals to serve as Directors and strengthening the common interests between Directors and ALLETE shareholders.

Administration. The Director Stock Plan is administered by the Compensation Committee, which may delegate any of its duties. Compensation Committee members may participate in the Director Stock Plan, but cannot vote or act on any matter relating solely to themselves.

Eligibility. Only non-employee Directors are eligible to receive an annual retainer pursuant to the Director Stock Plan. As of the March 11, 2022, ten non-employee Directors were eligible to participate in the Director Stock Plan.

Common Stock Subject to the Director Stock Plan. The Director Stock Plan permits the award of an aggregate number of shares of Common Stock equal to the sum of the previously authorized shares that remain available for issuance as of May 10, 2022, plus the additional 300,000 shares of Common Stock for which approval is sought by this voting Item 3. As previously discussed, 10,700 shares of Common Stock remained available for issuance under the Director Stock Plan as of March 11, 2022. Common Stock to be delivered under the Director Stock Plan may be made available from authorized but unissued shares of Common Stock or purchased on the open market.

Annual Retainer and Stock Payment. Under the Director Stock Plan, each non-employee Director receives an annual retainer, as determined by the Board, a portion of which is paid in cash and a portion of which is paid in Common Stock. The cash portion is paid as determined by the Board and, in any event, on or before March 15th of year following the plan year. The Common Stock is paid as consideration for services rendered during the 12-month service period beginning on June 1 and is typically paid on the first business day of June, or as soon as practicable following that date. The number of shares paid is calculated by dividing the amount of the stock payment by the fair market value of a share of Common Stock, which for this purpose means the average New York Stock Exchange closing price for the last five days up to and including the date that is ten calendar days prior to June 1 (or on the first business day thereafter if June 1 is not a business day). Fractional shares may be paid in cash. A Director joining the Board during a service period after the first business day in June will receive their stock payment, valued using the same general methodology described above and prorated to reflect the number of months included in the Director's initial service period, as soon as practicable after the first business day following the effective date of their election to the Board.

Directors may elect to defer all or any portion of a stock payment pursuant to the ALLETE Amended and Restated Non-Employee Director Deferral Plan II, and any portion so deferred is considered a deferral under that plan, and not the Director Stock Plan.

A Director may decline a stock payment, but will not be paid cash compensation as a substitute for any declined stock payment. Directors will be required to forfeit or otherwise return any stock payment made under the Director Stock Plan, even if they have a change of status that makes them ineligible to continue as a Director in the Director Stock Plan.

Election to Increase Amount of Stock Payment in Lieu of Cash. A Director may elect to reduce the cash portion of the annual retainer and have such amount applied to purchase additional shares of Common Stock. Such an election becomes irrevocable no later than the date specified by the administrator, but in any event before the beginning of the calendar year to which the annual retainer relates. The additional Common Stock in lieu of cash will be delivered on the same date that the stock payment is made; provided, however, that no fractional shares may be purchased and cash in lieu of any fractional share may be paid to the Director.

Adjustment for Change in Capitalization. The administrator is authorized to appropriately adjust the maximum number of shares, the kind of shares, or both, that may be issued under the Director Stock Pan if the outstanding shares of Common Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization or recapitalization, reclassification, stock dividend, stock split, reverse stock split, combinations of shares, rights offering, distribution of assets or other distribution with respect to such shares of Common Stock or other securities or other change in the corporate structure or shares of Common Stock.

Plan Term, Amendment, or Termination. Subject to the right of the Board to terminate the plan, the Director Stock Plan will remain in effect until there are no shares of Common Stock available for issuance under the plan except that the Board may terminate the plan earlier in its discretion. The Board may amend the Director Stock Plan at any time, subject to shareholder approval if required by applicable law or regulation.

Rights not Transferable. A Director's right to receive a stock payment under the Director Stock Plan cannot be assigned or pledged.

Tax Withholding. The Company may withhold from the annual retainer, including the stock payment, amounts of withholding and other taxes due in connection with such payments.

Section 409A. Section 409A of the Internal Revenue Code (“Section 409A”) applies to compensation that is earned by an individual in one year but not paid until a future year. This is referred to as nonqualified deferred compensation. If deferred compensation covered by Section 409A meets the requirements of Section 409A, then Section 409A has no effect on the individual’s taxes and the compensation is taxed in the same manner as it would be taxed if it were not covered by Section 409A. If a deferred compensation arrangement does not meet the requirements of Section 409A, the compensation is subject to accelerated taxation in the year in which such compensation is no longer subject to a substantial risk of forfeiture and certain additional taxes, interest, and penalties, including a 20% additional income tax.

The Director Stock Plan does not contemplate payment of any deferred compensation. All payments pursuant to the Director Stock Plan are intended to comply with the “short term deferral” exception from Section 409A. To the extent that any payments under the Director Stock Plan become subject to Section 409A, the Director Stock Plan will, to the maximum extent possible, be interpreted and administered in a manner that complies with Section 409A.

New Plan Benefits. As described above, only non-employee Directors are eligible under the Director Stock Plan. No shares will be delivered under the Director Stock Plan with respect to the increase to the shares authorized for issuance requested pursuant to this voting Item No. 3 prior to shareholder approval of the amendment to Director Stock Plan. Any future stock payments to non-employee Directors will be determined by the Board. It is not possible at present to specify the individuals to whom stock payments will be made in the future or the specific amounts that will be paid. All non-employee Directors are eligible to receive common stock under the Director Stock Plan. During 2021, non-employee Directors received or elected to defer a total of 13,018 shares of Common Stock under the Director Stock Plan as described in the “Director Compensation” section beginning on page 71.

The Board recommends a vote "FOR" approval of the amendment to the Director Stock Plan.

ITEM NO. 4—RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
________________________________________________________________

The Audit Committee has selected PricewaterhouseCoopers as the Company's independent registered public accounting firm for the year 2022. PricewaterhouseCoopers has acted in this capacity since October 1963.

While the Audit Committee is responsible for the selection, retention, evaluation of independence and performance, approval of fees and retention terms, oversight, and termination (when appropriate) of the Company’s principal independent accountants, the Audit Committee and Board request that shareholders ratify the selection of PricewaterhouseCoopers as the Company's independent registered public accounting firm as a matter of good corporate practice. The Audit Committee is not required to take any action as a result of the outcome of this vote, but will take it into consideration. Even if the selection is ratified by shareholders, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

A representative of PricewaterhouseCoopers is expected to be present at the 2022 Annual Meeting. The representative will have an opportunity to make a statement if they so desires and will be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratifying the selection of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2022.

AUDIT COMMITTEE REPORT
________________________________________________________________

The Audit Committee is comprised of six non-employee Directors, each of whom has been determined by the Board to be “independent” under ALLETE's Corporate Governance Guidelines, and within the meaning of the rules of both the NYSE and the SEC. The Board has also determined that each member of the Audit Committee is financially literate and that Ms. Dindo, Mr. Goldfarb, and Mr. Neve are each an “audit committee financial expert” within the meaning of the rules of the SEC. The Audit Committee operates pursuant to a written charter. The Audit Committee charter, which was reviewed and revised in
February 2022, is available on the Company's website at www.allete.com/Governance. The Audit Committee assists in the Board's oversight of the integrity of the Company's financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, both the internal and external audit processes, and internal controls over financial reporting. The Audit Committee reviews and recommends to the Board that the audited financial statements be included in the Annual Report.

During 2021, the Audit Committee met and held separate discussions with members of management and the Company's independent registered public accounting firm, PricewaterhouseCoopers, regarding certain audit activities and with the Company's Chief Audit Officer regarding the plans for and results of selected internal audits. The Audit Committee reviewed the quarterly financial statements. It reviewed with management and the independent registered public accounting firm the effectiveness of internal controls over financial reporting and the Company's compliance with laws and regulations.

The Audit Committee received and reviewed the written disclosures and letters from PricewaterhouseCoopers specified by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and discussed the firm's independence with the independent registered public accounting firm. The Audit Committee has received written material addressing PricewaterhouseCoopers' internal quality control procedures and other matters, as required by the NYSE listing standards.

The Audit Committee has: (i) reviewed and discussed the Company's Consolidated Financial Statements for the year ended December 31, 2021, with the Company's management and with the Company's independent registered public accounting firm; (ii) met with management to discuss all quarterly and annual financial reports prior to their issuance and to discuss significant accounting issues and management judgments; and (iii) discussed with the Company's independent registered public accounting firm the matters required to be discussed under the rules adopted by the PCAOB. Management represented to the Audit Committee that the Company's Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Based on the above-mentioned review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in ALLETE's 2021 Annual Report on Form 10-K.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services by the independent registered public accounting firm. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent registered public accounting firm and the estimated fees related to these services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of the independence of the independent registered public accounting firm, including compliance with the SEC's rules and regulations.

The Audit Committee will, as necessary, consider and, if appropriate, pre-approve the provision of additional audit and non-audit services by the independent registered public accounting firm that were not encompassed by the Audit Committee's annual pre-approval and that are not prohibited by law. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve, on a case-by-case basis, these additional audit and non-audit services, provided that the Chair shall promptly report any decisions to pre-approve such services to the Audit Committee.

Audit and Non-Audit Fees
The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company's annual financial statements for the years ended December 31, 2021 and December 31, 2020, and fees billed for other services rendered by PricewaterhouseCoopers during those periods. All audit and non-audit services and fees for 2021 and 2020 were pre-approved by the Audit Committee. The Company has considered and determined that the provision of the non-audit services noted below is compatible with maintaining PricewaterhouseCoopers' independence.

	2021	2020
Audit Fees[1]	$1,835,400	$1,675,000
Audit-Related Fees[2]	45,000	45,000
Tax Fees[3]	35,500	12,500
All Other Fees[4]	2,780	2,700
Total	$1,918,680	$1,735,200
1    Audit fees were incurred in connection with audit work performed on the integrated audit of the Consolidated Financial Statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as required regulatory audits, subsidiary audits, accounting consultations, and services in connection with securities offerings.
2    Audit-related fees consisted of consultation services related to a new system implementation.
3    Tax fees consisted of tax compliance services.
4    Other fees consisted of license fees for accounting research software.

March 24, 2022

Audit Committee

George G. Goldfarb, Chair
Kathryn W. Dindo
Douglas C. Neve
Barbara A. Nick
Charlene A. Thomas
Susan K. Nestegard, ex officio

OTHER BUSINESS ________________________________________________________________

The Board knows of no other business to be presented at the 2022 Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy form to vote the Common Stock represented thereby pursuant to the proxies in accordance with their judgment in such matters.

All shareholders are respectfully asked to vote their proxies so that the necessary vote may be present at the Annual Meeting.

Shareholder Proposals for the 2023 Annual Meeting
All proposals from shareholders to be considered for inclusion in the Proxy Statement relating to the Annual Meeting scheduled for May 9, 2023, must be received by the Secretary of ALLETE at
30 West Superior Street, Duluth, MN 55802-2093 not later than November 24, 2022. The Company's Bylaws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have delivered timely notice to the Company's Secretary. To be timely, advance notice for business to be brought before an Annual Meeting generally must be received not less than
90 days nor more than 120 days prior to the anniversary of the immediately preceding Annual Meeting. Therefore, for the Annual Meeting scheduled for May 9, 2023, ALLETE must receive a shareholder's notice between January 10, 2023 and February 9, 2023. A shareholder's notice must also comply with the informational and other requirements set forth in the Company's Bylaws. In addition to the information and other requirements in the Company's Bylaws, as noted in the prior sentence, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 13, 2023. The persons to be named as proxies in the proxy card relating to the 2023 Annual Meeting may have the discretion to vote their proxies in accordance with their judgment on any matter as to which ALLETE did not have notice in accordance with the advance notice provisions in the Company's Bylaws, without discussion of such matter in the Proxy Statement relating to the 2023 Annual Meeting.

                    By order of the Board of Directors,

/s/ Margaret A. Thickens
    Margaret A. Thickens
    Vice President, Chief Legal Officer, and Corporate Secretary

                    March 24, 2022
                    Duluth, Minnesota

APPENDIX A

ALLETE
NON-EMPLOYEE DIRECTOR
STOCK PLAN

(As Amended and Restated Effective May 10, 2022)

ALLETE NON-EMPLOYEE DIRECTOR STOCK PLAN
(As Amended and Restated Effective May 10, 2022)

Article 1
Establishment and Purpose

This document includes the terms of the ALLETE Non-Employee Director Stock Plan (the “Plan”), the purpose of which is to provide ownership of the Company’s common stock to non-employee members of its Board of Directors in order to improve the Company’s ability to attract and retain highly qualified individuals to serve as Directors and to strengthen the commonality of interest between Directors and Company shareholders. The Plan, first established effective May 9, 1995, was amended as follows: effective September 1, 2000, the Plan was amended to reflect the Company’s name change; effective January 1, 2002, January 1, 2003, February 15, 2007, May 1, 2009, May 1, 2010 and October 1, 2010, respectively, the Plan was amended to reflect changes in Director compensation; effective July 20, 2004, the Plan was amended to provide for tax withholding; effective May 1, 2009, the Plan was amended to permit Directors to defer their Annual Retainer awarded pursuant to the Plan under the ALLETE Amended and Restated Non-Employee Director Compensation Deferral Plan II; and effective May 15, 2013, the Plan was amended to increase the number of shares authorized for issuance under this Plan. The Company now further amends and restates the Plan, effective May 10, 2022, to increase by 300,000 the number of shares authorized for issuance under this Plan, and to make other conforming amendments. Capitalized terms, unless otherwise defined herein, shall have the meaning provided in Article 10 of the Plan.

Article 2
Administration

2.1 Administrator. The Executive Compensation Committee of the Board (the “Administrator”) shall administer the Plan. Notwithstanding the foregoing, the Administrator may delegate any of its duties to such other person or persons from time to time as it may designate. Members of the Executive Compensation Committee may participate in the Plan; however, any Director serving on the Executive Compensation Committee shall not vote or act on any matter relating solely to himself or herself.
2.2 Duties. The Administrator has the authority to construe and interpret all provisions of the Plan, to resolve any ambiguities, to adopt rules and practices concerning the administration of the Plan, to make any determinations and calculations necessary or appropriate hereunder, and to remedy any errors, inconsistencies or omissions. The Company shall pay all expenses and liabilities incurred in connection with Plan administration.
2.3 Agents. The Administrator may engage the services of accountants, attorneys, actuaries, investment consultants, and such other professional personnel as are deemed necessary or advisable to assist in fulfilling the Administrator’s responsibilities. The Administrator, the Company and the Board may rely upon the advice, opinions or valuations of any such persons.
2.4 Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan. Neither the Administrator, its delegates, nor the Board shall be personally liable for any good faith action, determination or interpretation with respect to the Plan, and each shall be fully protected by the Company in respect of any such action, determination or interpretation.

2.5 Company Information. To enable the Administrator to perform its duties, the Company shall supply full and timely information to the Administrator on all matters relating to the Annual Retainer, the Directors and such other pertinent information as the Administrator may reasonably require.

Article 3
Common Stock Subject to the Plan

Subject to Article 6 of the Plan, the maximum aggregate number of shares of Common Stock available for issuance under the Plan is <<________>> shares. The Common Stock to be delivered under the Plan may be made available from authorized but unissued shares of Common Stock or shares of Common Stock purchased on the open market.

Article 4
Determination of Annual Retainer and Stock Payments

4.1. The Board shall determine the Annual Retainer payable to each Director. Unless otherwise specified by the Board, the Annual Retainer, once established, will remain in effect until the Board changes it.
4.2 Each Director shall receive a Stock Payment for services rendered during the Service Period on the first business day of June or as soon as practicable following that date. The number of shares shall be calculated by dividing the amount of the Stock Payment by the fair market value of a share of Common Stock, which for this purpose means the average New York Stock Exchange closing price for the last five (5) days up to and including the date that is ten (10) calendar days prior to June 1 of the Service Period (or on the first business day thereafter if June 1 is not a business day). To the extent the Director has not elected to defer any or all of the Stock Payment pursuant to the ALLETE Amended and Restated Non-Employee Director Compensation Deferral Plan II, or any successor deferral plan or arrangement established by the Company for such purpose, the Company shall either issue shares or cause the appropriate number of shares of Common Stock to be purchased in the market and delivered to the Director or, at the Company’s election, to the Director’s Invest Direct account or to the Director’s account in such successor dividend reinvestment plan as the Company may establish. Fractional shares may be paid in cash. Directors who join the Board during a Service Period after the first business day in June will receive their Stock Payment, valued using the same general methodology described above and prorated to reflect the number of months included in the Director’s initial Service Period, as soon as practicable after the first business day following the effective date of their election or appointment to the Board.
4.3 Any Director may decline a Stock Payment for any Plan Year, provided, however, that no cash compensation shall be paid in lieu thereof. Any Director who declines a Stock Payment must do so in writing prior to the performance of any services as a Director for the Plan Year to which such Stock Payment relates.
4.4 No Director shall be required to forfeit or otherwise return any shares of Common Stock issued as a Stock Payment pursuant to the Plan (including any shares of Common Stock received as a result of an election under Article 5 of the Plan) notwithstanding any change in status of such Director that renders him or her ineligible to continue as a Director in the Plan.

4.5 The cash portion of the Annual Retainer for such Plan Year shall be paid to Directors at such times and in such manner as may be determined by the Board of Directors and, in any event, on or before March 15th of the year following the Plan Year, unless the Director has elected to defer some or all of the cash portion of the Annual Retainer pursuant to the ALLETE Amended and Restated Non-Employee Director Compensation Deferral Plan II.
4.6 Any portion of the Annual Retainer that a Director elects to defer pursuant to the ALLETE Amended and Restated Non-Employee Director Compensation Deferral Plan II shall be considered a deferral under that plan and not this Plan.

Article 5
Election to Increase Amount of Stock Payment
in Lieu of Cash Portion of Annual Retainer

5.1 Annual Election. Each Plan Year, a Director may make a written election to reduce the cash portion of the Annual Retainer and have such amount applied to purchase additional shares of Common Stock. The election shall be made on a form provided by the Administrator and must be returned to the Administrator. An election becomes irrevocable no later than the date specified by the Administrator, but in any event before the beginning of the Plan Year to which the election relates. A Director’s election will become effective only if the forms required by the Administrator have been properly completed and signed by the Director, timely delivered to, and accepted by, the Administrator. The election form shall state the percentage or amount by which the Director desires to reduce the cash portion of the Annual Retainer, which shall be applied toward the purchase of Common Stock to be delivered on the same date that the Stock Payment is made, provided, however, that no fractional shares may be purchased. Cash in lieu of any fractional share may be paid to the Director. No Director shall be allowed to change or revoke any election for the then current year.
5.2 Initial Election. A Director who first becomes eligible to participate in the Plan during a Plan Year may elect to reduce the cash portion of the Annual Retainer and have such amount applied to purchase additional shares of Common Stock by filing a signed election form with the Administrator no later than 30 days after the Director first becomes eligible to participate in the Plan. The election shall become irrevocable with respect to the Service Period covered by the election on the earlier of the 30th day following the date on which the Director first becomes eligible to participate in the Plan or the date on which payment is made to the Director.

Article 6
Adjustment for Changes in Capitalization

If the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization or recapitalization, reclassification, stock dividend, stock split, reverse stock split, combinations of shares, rights offering, distribution of assets or other distribution with respect to such shares of Common Stock or other securities or other change in the corporate structure or shares of Common Stock, the number of shares to be granted annually, the maximum number of shares and the kind of shares that may be issued under the Plan shall be appropriately adjusted by the Administrator. Any determination by the Administrator as to any such adjustment will be final, binding, and conclusive.

The maximum number of shares issuable under the Plan as a result of any such adjustment shall be rounded down to the nearest whole share.

Article 7
Amendment or Termination of Plan

The Board will have the power, in its discretion, to amend, suspend or terminate the Plan at any time.

Article 8
Duration of the Plan

Subject to the right of the Board to terminate the Plan pursuant to Article 7 of the Plan, the Plan shall remain in effect until all shares subject to the Plan have been purchased or acquired according to the Plan’s provisions.

Article 9
Miscellaneous Provisions

9.1 Continuation of Directors in Same Status. Nothing in the Plan or any action taken pursuant to the Plan shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that the Company will retain a Director as a Director or in any other capacity for any period of time or at a particular retainer or other rate of compensation, as conferring upon any Director any legal or other right to continue as a Director or in any other capacity, or as limiting, interfering with or otherwise affecting the right of the Company to terminate Directors in their capacity as a Director or otherwise at any time for any reason, with or without cause, and without regard to the effect that such termination might have upon him or her as a participant under the Plan.
9.2 Compliance with Government Regulation. Neither the Plan nor the Company shall be obligated to issue any shares of Common Stock pursuant to the Plan at any time unless and until all applicable requirements imposed by any federal and state securities and other laws, rules and regulations, by any regulatory agencies or by any stock exchanges upon which the Common Stock may be listed have been fully met. As a condition precedent to any issuance of shares of Common Stock, the Board or the Administrator may require a Director to take any such action and to make any such covenants, agreements and representations as the Board or the Administrator, as the case may be, in its discretion deems necessary or advisable to ensure compliance with such requirements. The Company shall in no event be obligated to register the shares of Common Stock deliverable under the Plan pursuant to the Securities Act of 1933, as amended, or to qualify or register such shares under any securities laws of any state upon their issuance under the Plan or at any time thereafter, or to take any other action in order to cause the issuance and delivery of such shares under the Plan or any subsequent offer, sale, or other transfer of such shares to comply with any such law, regulation, or requirement. Directors are responsible for complying with all applicable federal and state securities and other laws, rules, and regulations in connection with any offer, sale, or other transfer of the shares of Common Stock issued under the Plan or any interest therein including, without limitation, compliance with the registration requirements of the Securities Act of 1933 as amended (unless an exemption therefrom is available) or with the provisions of Rule 144 promulgated thereunder, if applicable, or any successor provisions. Certificates for shares of Common Stock may be legended as the Administrator shall deem appropriate.

9.3 Non-transferability of Rights. No Director shall have the right to assign the right to receive any Stock Payment or any other right or interest under the Plan, contingent or otherwise, or to cause or permit any encumbrance, pledge, or charge of any nature to be imposed on any such Stock Payment (prior to the delivery of such Stock Payment) or any such right or interest.
9.4 Severability. In the event that any provision of the Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.
9.5 Governing Law. To the extent not preempted by federal law, the Plan shall be governed by the laws of the state of Minnesota.
9.6 Tax Withholding. The Company is authorized to withhold from the Annual Retainer including from the Stock Payment, amounts of withholding and other taxes due in connection with such payment by the Company and to take such other action as the Company may deem advisable to enable the Company or Director to satisfy obligations relating to the payment of any Annual Retainer.
9.7 Section 409A. All payments pursuant to this Plan are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code (“Section 409A”), specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), and shall, to the maximum extent possible, be interpreted and administered in a manner consistent with that intention. This Plan does not contemplate payment of any deferred compensation. To the extent that any Director elects to defer payment of any Plan payments, those deferrals shall be treated in the manner described in Plan Section 4.6 of the Plan. Nevertheless, to the extent that any Plan payments become subject to Section 409A, the Plan shall, to the maximum extent possible, be interpreted and administered in a manner that complies with Section 409A, and each individual installment payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying Section 409A.

Article 10
Definitions

When used herein, the following terms shall have the respective meanings set forth below:
10.1 “Administrator” is defined in Section 2.1 of the Plan.
10.2 “Annual Retainer” means the annual retainer payable by the Company to Directors (excluding any expense reimbursements).
10.3 “Board” or “Board of Directors” means the Board of Directors of the Company.
10.4 “Common Stock” means the common stock, no par value, of the Company.
10.5 “Company” means ALLETE, Inc., f/k/a Minnesota Power, Inc. and f/k/a Minnesota Power & Light Company, a Minnesota corporation, and any successor corporation.
10.6 “Director” means any person who is elected or appointed to the Board of Directors of the Company and who is not an Employee.
10.7 “Employee” means any officer or other common law employee of the Company or of any Subsidiary.
10.8 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

10.9 “Invest Direct” means the ALLETE Direct Stock Purchase and Dividend Reinvestment Plan or any successor dividend reinvestment plan as the Company may establish.
10.10 “Plan Year” means the calendar year.
10.11 “Service Period” means, with respect to the Annual Cash Retainer, a Plan Year, and with respect to the Annual Stock Retainer, the 12-month period beginning on June 1 of each Plan Year or, with respect to a Director who first becomes eligible to participate in the Plan after June 1 of a Plan Year, such lesser period beginning on the date the Director joins the Board and ending on the following May 31.
10.12 “Stock Payment” means that portion of the Annual Retainer to be paid to Directors in shares of Common Stock rather than cash for services rendered as a Director of the Company, as provided in Article 4 of the Plan, including that portion of the Stock Payment resulting from any election specified in Article 5 of the Plan.
10.13 “Subsidiary” means any corporation that is a “subsidiary corporation” of the Company, as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended.
IN WITNESS WHEREOF, the Board of Directors of ALLETE, Inc. has caused this amended and restated ALLETE Non-Employee Director Stock Plan to be executed effective as of May 10, 2022.

ALLETE, Inc.

_________________________________________
Bethany M. Owen
Chair, President, and Chief Executive Officer

ATTEST:

__________________________________
Margaret A. Thickens
Vice President, Chief Legal Officer, and Corporate Secretary

ALLETE, INC.
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 10, 2022
10:30 a.m. CDT
The Annual Meeting of Shareholders will be conducted solely via live webcast.
Please visit: www.proxydocs.com/ALE

ALLETE, Inc.
30 West Superior Street	proxy
Duluth, MN 55802-2093
This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 10, 2022.
Bethany M. Owen, and Margaret A. Thickens, or either of them, with power of substitution, are hereby appointed proxies of the undersigned to vote all shares of ALLETE, Inc. common stock owned by the undersigned at the Annual Meeting of Shareholders to be held online, via an Internet webcast at 10:30 a.m. CDT on Tuesday, May 10, 2022, or any adjournments or postponements thereof, with respect to the election of Directors, an advisory vote to approve executive compensation, approval of an amendment to the ALLETE Non-Employee Director Stock Plan to increase the number of shares of Common Stock authorized for issuance under the plan, ratification of the selection of an independent registered public accounting firm, and any other matters as may properly come before the meeting.
This proxy confers authority to vote each proposal listed on the other side unless otherwise indicated. If no choice is specified, the proxy will be voted FOR each nominee in Item 1, FOR Item 2, FOR Item 3, and FOR Item 4. If any other business is transacted at said meeting, this proxy shall be voted in the discretion of the proxies. This proxy is solicited on behalf of ALLETE, Inc., and may be revoked prior to its exercise. Please complete, sign, date and return this Proxy Card using the enclosed envelope. Alternatively, authorize the above-named proxies to vote the shares represented on this Proxy Card online or by phone as described below. Shares cannot be voted unless these instructions are followed, or other specific arrangements are made to have the shares represented at the meeting. By responding promptly, you may help save the costs of additional proxy solicitations.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on May 10, 2022:
The Notice and Proxy Statement and 2021 Annual Report are available at:
www.proxydocs.com/ALE
Vote by Internet, Telephone, or Mail.
Internet and Telephone Voting Available
24 Hours a Day, 7 Days a Week
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

:	(	*
INTERNET	TELEPHONE	MAIL

www.proxypush.com/ale	1-866-883-3382	Mark, sign, and date your proxy card and return it in the postage-paid envelope provided. Must be received by May 9, 2022.

Use the Internet to vote your proxy.	Use a touch-tone telephone to vote your proxy.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your Proxy Card.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: □

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends a vote FOR each nominee in Item 1, FOR Item 2, and FOR Item 3.

1. Election of directors:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
a.	George G. Goldfarb	☐	☐	☐	f.	Barbara A. Nick	☐	☐	☐
b.	James J. Hoolihan	☐	☐	☐	g.	Bethany M. Owen	☐	☐	☐
ò Please fold here - Do not separate ò
c.	Madeleine W. Ludlow	☐	☐	☐	h.	Robert P. Powers	☐	☐	☐
d.	Susan K. Nestegard	☐	☐	☐	i.	Charlene A. Thomas	☐	☐	☐
e.	Douglas C. Neve	☐	☐	☐

2. Advisory vote to approve executive compensation.	☐	FOR	☐	AGAINST	☐	ABSTAIN

3. Approval of an amendment to the ALLETE Non-Employee Director Stock Plan to increase the number of shares of Common Stock authorized for issuance under the plan.	☐	FOR	☐	AGAINST	☐	ABSTAIN

4. Ratification of the selection of PricewaterhouseCoopers LLP as ALLETE's independent registered public accounting firm for 2022.	☐	FOR	☐	AGAINST	☐	ABSTAIN
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. THE PROXIES ARE ALSO AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

Date _____________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.